Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

DATED AS OF SEPTEMBER 6, 2024

BY AND AMONG

LUMLIQ2, LLC,

AS PURCHASER,

F9 INVESTMENTS, LLC, AS GUARANTOR,

AND

LL FLOORING HOLDINGS, INC.

AND ITS SUBSIDIARIES NAMED HEREIN, AS SELLERS

ARTICLE I
PURCHASE AND SALE OF THE ACQUIRED ASSETS;
ASSUMPTION OF ASSUMED LIABILITIES

1.1	Purchase and Sale of the Acquired Assets	1
1.2	Excluded Assets	5
1.3	Assumption of Certain Liabilities	7
1.4	Excluded Liabilities	7
1.5	Assumption/Rejection of Certain Contracts	7

ARTICLE II
CONSIDERATION; PAYMENT; CLOSING

2.1	Consideration	10
2.2	Deposit	10
2.3	Purchase Price Adjustment	10
2.4	Closing	11
2.5	Closing Deliveries by Sellers	12
2.6	Closing Deliveries by Purchaser	12
2.7	Withholding	13
2.8	Allocation	13

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

3.1	Organization and Qualification	14
3.2	Authorization of Agreement	15
3.3	Conflicts; Consents	15
3.4	Financial Statements; No Undisclosed Liabilities	16
3.5	Properties	16
3.6	Contracts	17
3.7	No Litigation; Orders	18
3.8	Permits; Compliance with Laws	19
3.9	Environmental Matters	19
3.10	Intellectual Property; Data Security	19
3.11	Tax Matters	22
3.12	Employees	23
3.13	Affiliate Transactions	23
3.14	Suppliers	23
3.15	Brokers	23
3.16	Directors’ and Officers’ Insurance	23
3.17	No Other Representations or Warranties	24

i

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Organization and Qualification	24
4.2	Authorization of Agreement	24
4.3	Conflicts; Consents	25
4.4	Financing	25
4.5	Brokers	26
4.6	No Litigation	26
4.7	No Foreign Person	26
4.8	Solvency	26
4.9	No Other Representations or Warranties	26

ARTICLE V
BANKRUPTCY COURT MATTERS

5.1	Bankruptcy Court Approval	27
5.2	Assumed Cure Costs	28
5.3	Sale Order	28
5.4	Approval	28

ARTICLE VI
COVENANTS AND AGREEMENTS

6.1	Conduct of Business of Sellers	29
6.2	Access to Information	32
6.3	Employee Matters	33
6.4	Filings and Authorizations	35
6.5	Reasonable Efforts; Cooperation	36
6.6	Further Assurances	36
6.7	Receipt of Misdirected Assets	37
6.8	Acknowledgment by Purchaser	37
6.9	Guaranty	39
6.10	Intellectual Property Matters	40
6.11	Tail Policy	40
6.12	Excluded Fork Lifts	41
6.13	Delivery of Schedules	41
6.14	Cooperation with Reductions to 503(b)(9) Claims	41

ARTICLE VII
CONDITIONS TO CLOSING

7.1	Conditions Precedent to the Obligations of Purchaser and Sellers	41
7.2	Conditions Precedent to the Obligations of Purchaser	41
7.3	Conditions Precedent to the Obligations of Sellers	42
7.4	Frustration of Closing Conditions	43

ARTICLE VIII
TERMINATION

8.1	Termination of Agreement	43
8.2	Effect of Termination	44

ARTICLE IX
TAXES

9.1	Transfer Taxes	45
9.2	Cooperation	45
9.3	Preparation of Tax Returns and Payment of Taxes	45

ARTICLE X
MISCELLANEOUS

10.1	Non-Survival of Representations and Warranties and Certain Covenants;
	Certain Waivers	46
10.2	Expenses	46
10.3	Notices	46
10.4	Binding Effect; Assignment	47
10.5	Amendment and Waiver	48
10.6	Third-Party Beneficiaries	48
10.7	Non-Recourse	48
10.8	Severability	48
10.9	Construction	48
10.10	Schedules	48
10.11	Complete Agreement	49
10.12	Specific Performance	50
10.13	Jurisdiction and Exclusive Venue	50
10.14	Governing Law; Waiver of Jury Trial	51
10.15	No Right to Set-off	51
10.16	Counterparts and PDF	51
10.17	Publicity	52
10.18	Bulk Sales Laws	52
10.19	Time of Essence	52
10.20	Sellers’ Representative	53

ARTICLE XI
ADDITIONAL DEFINITIONS AND INTERPRETIVE MATTERS

11.1	Certain Definitions	53
11.2	Index of Defined Terms	61
11.3	Rules of Interpretation	63

INDEX OF EXHIBITS

EXHIBIT A	FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT B	FORM OF TRADEMARK ASSIGNMENT AGREEMENT

EXHIBIT C	FORM OF COPYRIGHT ASSIGNMENT AGREEMENT

EXHIBIT D	FORM OF SANDSTON DISTRIBUTION CENTER LEASE

EXHIBIT E	KEY TERMS OF TRANSITION SERVICES AGREEMENT

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 6, 2024, is made by and among LumLiq2, LLC, a Delaware limited liability company (“Purchaser”), F9 Investments, LLC, a Florida limited liability company (“Guarantor”), and LL Flooring Holdings, Inc., a Delaware corporation (the “Company”) and the Subsidiaries of LL Flooring that are indicated on the signature pages attached hereto (together with the Company, each, a “Seller,” and collectively, “Sellers”). Purchaser, Sellers and Guarantor are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings set forth herein or in Article XI of this Agreement.

WHEREAS, on August 11, 2024 (the “Petition Date”), the Company, together with certain other of the Company’s Subsidiaries, commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which cases are jointly administered for procedural purposes as In re LL Flooring Holdings, Inc., case number 24 11680 (collectively, the “Bankruptcy Cases”);

WHEREAS, Buyer has delivered to the Deposit Escrow Agent an amount in cash equal to $4,100,000.00 of the Purchase Price (the “Deposit”) in immediately available funds;

WHEREAS, Purchaser desires to purchase the Acquired Assets and assume the Assumed Liabilities from Sellers, and Sellers desire to sell, convey, assign and transfer to Purchaser the Acquired Assets together with the Assumed Liabilities, in a sale authorized by the Bankruptcy Court pursuant to, inter alia, sections 105, 363 and 365 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court, all on the terms and subject to the conditions set forth in this Agreement, including the entry and terms of the Sale Order; and

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the Parties hereby agree as follows.

ARTICLE I

PURCHASE AND SALE OF THE ACQUIRED ASSETS;

ASSUMPTION OF ASSUMED LIABILITIES

1.1 Purchase and Sale of the Acquired Assets. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code, on the terms and subject to the conditions set forth herein and in the Sale Order, at the Closing, Sellers shall sell, transfer, assign, convey and deliver to Purchaser (or its designee), and Purchaser (or its designee) shall purchase, acquire and accept from Sellers, all of Sellers’ right, title and interest in, to and under, as of the Closing, the Acquired Assets, free and clear of all Encumbrances of any kind, nature or description, other than Permitted Encumbrances. “Acquired Assets” means all of the properties, rights, interests and other assets of each Seller as of the Closing, whether tangible or intangible, real, personal or mixed and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, including any such properties, rights, interests and other assets acquired by any Seller after the date hereof and prior to the Closing subject to the terms of this Agreement, and including Sellers’ right, title and interest in and under, as of the Closing, the following assets of each Seller, but excluding in all cases the Excluded Assets:

(a) (i) each Contract (including Acquired Real Property Leases) to which any Seller is a party listed on Schedule 1.1(a); (ii) all Contracts listed on Schedule 1.5, subject to Section 1.5; and (iii) all purchase orders to the extent assignable under applicable law as set out in Schedule 1.1(a) (items in clauses (i) through (iii), the “Assigned Contracts”);

(b) all (i) accounts receivable, notes receivable, negotiable instruments and chattel paper and other amounts owed to Sellers, together with all security or collateral therefor and any unpaid interest, financing charges or fees accrued thereon or other amounts due with respect thereto, including all causes of action pertaining to the collection of amounts payable, or that may become payable, to Sellers with respect to products sold or services performed on or prior to the Closing Date at the Acquired Leased Real Property (as defined below), (ii) license and royalty receivables, (iii) rebate receivables from suppliers or vendors, (iv) tenant inducement receivables relative to the Acquired Leased Real Property, and (v) other amounts due to Sellers classified as accounts receivable in accordance with GAAP;

(c) to the extent transferable in compliance with applicable Law and not subject to attorney-client privilege or other work product privilege, all Documents;

(d) subject to Section 1.5, all leasehold interests in the leased real property listed on Schedule 1.1(d) (the “Acquired Leased Real Property”), including any Leasehold Improvements and all rights of Sellers in and to any permanent fixtures, improvements and appurtenances thereto and any condemnation proceeds or awards allocable to the tenant of any Acquired Real Property Lease and the right to pursue separate claims, as tenant, against the condemnor, and all leases, subleases and other occupancy Contracts with respect thereto (the “Acquired Real Property Leases”), and, solely to the extent located on or otherwise appurtenant to the Acquired Leased Real Property, (i) all other rights-of-way, surface leases, surface use agreements, easements, real property interests, real property rights, licenses, servitudes, Permits and privileges constituting real property or a real property interest owned or held for use by Sellers and (ii) Sellers’ right, title and interest in and to all structures, facilities or improvements located thereon and all rights, tenements, appurtenant rights and privileges relating thereto ((i) and (ii), collectively, “Real Property Appurtenances”);

(e) excluding the Excluded Fork Lifts (it being understood that the Excluded Fork Lifts shall not reduce the Purchase Price), all tangible assets (including Equipment, accessories, materials, machinery and all other similar items of tangible personal property or capital assets) of Sellers, including the tangible assets owned, leased or used (or held for use) by Sellers, located in each of (i) Acquired Leased Real Property and (ii) the Sandston Distribution Center (the “DC”);

(f) all rights against third parties (including customers, suppliers, vendors, merchants, manufacturers and counterparties to leases, licenses or any Assigned Contract), including causes of action, claims, counterclaims, defenses, credits, rebates (including any vendor or supplier rebates), demands, allowances, refunds (other than Tax refunds or Tax attributes that constitute Excluded Assets), causes of action, rights of setoff, rights of recovery, rights of recoupment or rights under or with respect to express or implied guarantees, warranties, representations, covenants or indemnities made by such third parties with respect to any of the Acquired Assets or Assumed Liabilities (in each case, other than against any Seller);

(g) to the extent transferable under applicable Law, all of the rights, interests and benefits (if any) accruing under all Permits and Governmental Authorizations, and all pending applications therefor;

(h) all Seller Intellectual Property (including all rights to collect royalties and proceeds in connection therewith with respect to the period from and after the Closing, all rights to sue, enforce, prosecute and retain or recover damages, costs, or attorneys’ fees for past, present and future infringements, dilutions, misappropriations of, or other conflicts with or violations of, such Intellectual Property and all rights of renewal with respect to the foregoing together with all royalties, fees, income, payments and other proceeds due or payable to any Seller from and after the Closing with respect to the foregoing and any and all corresponding rights, privileges and protections that, now or hereafter, may be accruing or secured throughout the world by any applicable law, treaty or other international convention throughout the world, including the right to assign the rights conveyed herein, the same to be held and enjoyed by Purchaser for its own use and benefit, and for the benefit of its successors, assigns, and legal representatives) and Seller IP Rights, to the extent assignable under applicable law and the Contract pursuant to which a Seller obtains such Seller IP Rights;

(i) all goodwill associated with the Acquired Assets;

(j) all Inventory, excluding the Excluded Inventory (the “Acquired Inventory”);

(k) the Reserved Inventory;

(l) all deposits (including maintenance deposits, and security deposits for rent, electricity, telephone or otherwise but excluding the Existing Customer Deposits) or prepaid or deferred charges and expenses, including all lease and rental payments, that have been prepaid by any Seller listed on Schedule 1.1(l);

(m) subject to section 363(b)(1)(A) of the Bankruptcy Code, all rights of Sellers to the websites, domain names, passwords, telephone and facsimile numbers and email addresses used by each Seller, as well as rights to receive mail and other communications addressed to each Seller (including mail and communications from customers, vendors, suppliers, distributors and agents);

(n) except as contemplated by Section 1.2(f), and to the extent transferable under applicable Law, each insurance policy covering the Business, the Acquired Assets and related to the Assumed Liabilities (the “Insurance Policies”) and rights and benefits thereunder, including (i) all rights to indemnification for losses, defense costs and settlements, credits, refunds, proceeds, claims (including first-party and third-party insurance claims), causes of action or other rights arising under or relating to such Insurance Policies, (ii) all claims, demands, proceedings and causes of action asserted or that may be asserted by such Seller under such Insurance Policies and (iii) any letters of credit or other credit support related thereto;

(o) all transferrable benefits and rights (but not any obligations) under non-disclosure or confidentiality or invention assignment, non-compete, non-solicitation, non-interference, non-disparagement or similar agreements or arrangements or clawback arrangements to which any Seller is a party or with respect to which such Seller or any Affiliate of Sellers (or any of the predecessors in interest) is a beneficiary or has any rights thereunder, including any such agreement with current or former directors, managers, officers, employees, contractors or agents of Sellers or any Affiliate of Sellers (or any of the predecessors in interest), or with third parties (but excluding any Excluded Contracts);

(p) all claims, rights or causes of action of any Seller, including but not limited to claims, rights or causes of action arising under Chapter 5 of the Bankruptcy Code, against any counterparties to any Assigned Contract or Acquired Real Property Lease and against any Persons with whom Sellers contracted for goods and services;

(q) all (i) rights (including lien rights), claims (including commercial tort claims), settlement proceeds, causes of action, choses in action, rights of recovery, rights of recoupment, rights of setoff, equity rights and defenses, against Persons (including suppliers, vendors, merchants, manufacturers, counterparties to leases, counterparties to licenses and counterparties to any Assigned Contract or Acquired Real Property Lease) and (ii) rights of indemnity, warranty rights, rights of contribution, rights to refunds (other than Tax refunds or Tax attributes that constitute Excluded Assets), rights of reimbursement and other rights of recovery to the extent relating to the Acquired Assets or Assumed Liabilities;

(r) except to the extent that any transfer or assignment is prohibited by applicable Law and not subject to attorney-client privilege or other work product privilege, (i) all personnel files for Transferred Employees and (ii) to the extent such files relate to any of the Acquired Assets or any of the Assumed Liabilities, all personnel files for any former or current employee of such Seller that is not a Transferred Employee; and

(s) all proceeds and products of any and all of the foregoing Acquired Assets.

EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN ARTICLE III (AS MODIFIED BY THE SCHEDULES) OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, (I) SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO THE BUSINESS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES, OR ANY OTHER MATTER, (II) SELLERS MAKE NO, AND HEREBY DISCLAIM ANY, OTHER REPRESENTATION OR WARRANTY REGARDING THE BUSINESS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES AND (III) THE ACQUIRED ASSETS AND THE ASSUMED LIABILITIES ARE CONVEYED ON AN “AS IS, WHERE IS” BASIS AS OF THE CLOSING, AND PURCHASER SHALL RELY UPON THEIR OWN EXAMINATION THEREOF.

1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Sellers be deemed to sell, transfer, assign, convey or deliver, and Sellers shall retain all right, title and interest to, in and under the following properties, rights, interests and other assets of Sellers (collectively, the “Excluded Assets”):

(a) all Cash and Cash Equivalents;

(b) (i) all deposits (including maintenance deposits, and security deposits for rent, electricity, telephone or otherwise) or prepaid or deferred charges and expenses, including all lease and rental payments, that have been prepaid by any Seller, in each case of this clause (i), solely to the extent in respect of an Excluded Asset, (ii) all customer deposits (“Existing Customer Deposits”), and (iii) any retainers or similar amounts paid to Advisors or other professional service providers;

(c) subject to Section 1.5, all Contracts of Sellers that are not Assigned Contracts (the “Excluded Contracts”), and for the avoidance of doubt, all Contracts (including engagement letters) between any Seller or Sellers, on one hand, and any broker, investment banker, financial advisor or other Person that provides for the payment of a fee, commission or similar amount by a Seller to any such Person shall be Excluded Contracts;

(d) all documents (including information stored on the computer systems, data networks or servers of any Seller, written files, papers, books, reports and records, including those prepared or received by any Seller or any of its Affiliates or Representatives) (i) to the extent they relate exclusively to any of the other Excluded Assets or Excluded Liabilities, (ii) that are Sellers’ financial accounting Documents to the extent relating to the business activities of Sellers unrelated to the Business, all minute books, organizational documents, stock certificates and stock registers of any Seller as pertaining to the ownership, organization or existence of such Seller, Tax Returns (and any related work papers), corporate seal, checkbooks and canceled checks, (iii) that any Seller is required by Law to retain;

(e) all documents prepared or received by any Seller or any of its Affiliates or on their behalf in connection with the sale of the Acquired Assets, this Agreement or the other Transaction Agreements, the transactions contemplated hereby or thereby, or the Bankruptcy Cases that are subject to any attorney-client privilege or other work product privilege, including (i) all records and reports prepared or received by Sellers or any of their respective Affiliates or Advisors in connection with the sale of the Acquired Assets and the transactions contemplated hereby, including analyses relating to the business of Purchaser or its Affiliates so prepared or received, (ii) all bids and expressions of interest received from third parties with respect to the acquisition of any of Sellers’ businesses or assets, (iii) all privileged materials, documents and records of any Seller or any of its Affiliates and (iv) any other files or records to the extent relating exclusively to any Excluded Assets, Excluded Liabilities or the Bankruptcy Cases;

(f) all insurance Contracts or other Contracts associated with any Seller Plan, each insurance policy covering the Excluded Assets or related to the Excluded Liabilities (to bring claims thereunder) and all director and officer insurance policies, and all rights and benefits of any nature of Sellers with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance policies or recoveries;

(g) all stock, membership interests or other equity interests of any Seller or any of their respective Subsidiaries or securities convertible into, exchangeable, or exercisable for any such membership interests or other equity interests, in each case;

(h) all rights, claims and causes of action that any Seller may have against any Person with respect to any Excluded Assets or any Excluded Liabilities;

(i) Sellers’ claims, causes of action or other rights under this Agreement, including the Purchase Price hereunder, or any agreement, certificate, instrument or other document executed and delivered between any Seller, on the one hand, and any Purchaser, on the other hand, in connection with the transactions contemplated hereby, or any other agreement between any Seller, on the one hand, and Purchaser, on the other hand, entered into on or after the date hereof;

(j) all Tax refunds and Tax attributes that are not transferred by the operation of applicable Tax Law, except for any refunds of Taxes included in the definition of Assumed Liabilities;

(k) all real estate and all interests in real estate other than the Acquired Leased Real Property (for the avoidance of doubt, the Acquired Leased Real Property includes any Leasehold Improvements and Real Property Appurtenances thereto), including, for the avoidance of doubt, the DC;

(l) any leasehold interest, all tangible assets (including Equipment, accessories, materials, machinery and all other similar items of tangible personal property or capital assets) of Sellers, including the tangible assets owned, leased or used (or held for use) by Sellers at any Excluded Store, the Richmond, Virginia headquarters, the Dallas distribution center or the Pomona distribution center;

(m) the properties, rights, interests and assets set forth on Schedule 1.2(m);

(n) all Seller Plans;

(o) all accounts receivable (or other amounts receivable), and other intercompany obligations, of any Seller or any of its Affiliates or Subsidiaries owed to any Seller;

(p) all claims, rights or causes of action of any Seller for avoidance, recovery, subordination or other relief and actions of Sellers (including, without limitation, any such claims, rights or causes of action arising under chapter 5 of the Bankruptcy Code, including Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code or applicable state statutes) other than those provided in Sections 1.1(f) and 1.1(q);

(q) the DC (other than pursuant to the DC Lease);

(r) the Excluded Inventory; and

(s) the Excluded Fork Lifts.

1.3 Assumption of Certain Liabilities. On the terms and subject to the conditions set forth herein and in the Sale Order, effective as of the Closing, Purchaser shall irrevocably assume from each Seller (and from and after the Closing assume, pay, perform, discharge, or otherwise satisfy in accordance with their respective terms) only the following Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities and obligations of any Seller under the Assigned Contracts and Acquired Real Property Leases that become due from and after the Closing;

(b) all Liabilities (including all government charges or fees) solely to the extent arising out of the ownership of the Acquired Assets and the use thereby, in each case, by Purchaser from and after the Closing Date;

(c) the Accrued PTO for the Transferred Employees (each as defined below);

(d) the Assumed Cure Costs (as defined below); and

(e) all Liabilities and obligations related to or in connection with the Reserved Inventory (including any refund requested by any customer).

For the avoidance of doubt, Excluded Taxes shall not constitute Assumed Liabilities.

1.4 Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Purchaser shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of, or Action against, any Seller, the Business or any of the Acquired Assets of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing on the Closing Date or arising thereafter as a result of any act, omission or circumstance taking place on or prior to the Closing, other than the Assumed Liabilities (all such Liabilities that are not Assumed Liabilities being referred to collectively herein as the “Excluded Liabilities”). For the avoidance of doubt, Excluded Liabilities for all purposes hereunder includes (a) all claims, demands, proceedings and causes of action asserted or that may be asserted by or on behalf of any current or former employees or independent contractors of Sellers (including, without limitation, the Transferred Employees), and any Liabilities, arising out of or relating to the employment or engagement of any current or former employees or independent contractors of Sellers (including, without limitation, the Transferred Employees) on or prior to the Closing Date and (b) all accounts payable (or other amounts payable) and other intercompany obligations of any Seller owed to another Seller or any of its Affiliates or Subsidiaries.

1.5 Assumption/Rejection of Certain Contracts.

(a) Assumption and Assignment of Executory Contracts and Unexpired Leases. Sellers shall provide timely and proper written notice of the motion seeking entry of the Sale Order to all parties to any executory Contracts or unexpired leases to which any Seller is a party that are Assigned Contracts and take all other actions reasonably necessary to cause such Contracts to be assumed by Sellers and assigned to Purchaser, as applicable, pursuant to sections 365, 363, and 364(f) of the Bankruptcy Code. Subject to the approval of the Bankruptcy Court, the Sale Order shall provide that as of and conditioned on the occurrence of the Closing, the applicable Sellers shall assign or cause to be assigned to Purchaser, as applicable, the Assigned Contracts, each of which shall be identified by the name or appropriate description and date of the Assigned Contract (if available), the other party to the Assigned Contract and the address of such party for notice purposes, all included in a notice filed with the Bankruptcy Court and set forth in Schedule 1.5. Schedule 1.5(a) shall set forth Sellers’ good faith amount of the Assumed Cure Costs (as defined below). At the Closing, Sellers shall, pursuant to the Sale Order and the Bill of Sale and Assignment and Assumption Agreement(s), assume and assign to Purchaser (the consideration for which is included in the Purchase Price) all Assigned Contracts that may be assigned by any such Seller to Purchaser pursuant to sections 363, 364(f) and 365 of the Bankruptcy Code, subject to adjustment pursuant to Section 1.5(b). All Cure Costs in respect of all of the Assigned Contracts (the “Assumed Cure Costs”) shall be paid by Purchaser, including, for the avoidance of doubt, any amounts in excess of the estimates provided on Schedule 1.5; provided that nothing in this sentence shall prejudice Purchasers right of deeming an Assigned Contract an Excluded Contract in accordance with Section 1.5(b).

(b) Excluding or Adding Assigned Contracts Following Closing. As of the date hereof, Sellers shall deliver to Purchaser a list setting forth all executory Contracts and unexpired leases to which any Seller is a party (all such executory Contracts and unexpired leases, whether or not on such list, the “Available Contracts”).

(i) Purchaser shall have the right to notify Sellers in writing of any Available Contract (including purchase orders but excluding any Assigned Contract on Schedule 1.1(a)) that it does not wish to assume or an Available Contract that Purchaser wishes to add as an Assigned Contract at any time during the period commencing from the date hereof and ending at the end of the auction in connection with the Bankruptcy Cases (the “Auction” (or if no Auction occurs, the date that is two (2) Business Days before the commencement of the Sale Hearing (the “Designation Rights Period”)), and (A) (x) any such Available Contract or previously considered Assigned Contract (other than any Assigned Contract on Schedule 1.1(a)) that Purchaser no longer wishes to assume shall be automatically deemed removed from Schedule 1.5 and automatically deemed to be an Excluded Contract, in each case, without any adjustment to the Purchase Price, and (y) to the extent such notice is provided to Sellers following the Closing but no later than thirty (30) days thereafter, Sellers shall reject any such Contract as promptly as reasonably practicable upon Sellers’ receipt of Purchaser’s written request that such Contracts be rejected, and (B) any Available Contract or previously considered Excluded Contract that Purchaser wishes to assume as an Assigned Contract shall be automatically deemed added to Schedule 1.5, automatically deemed not to be an Excluded Contract, and assumed by the applicable Seller to sell and assign to Purchaser, without any adjustment to the Purchase Price to the extent notice is provided to Sellers following the Closing of the intention to add an Excluded Contract no later than seven (7) days following Closing. Purchaser shall be solely responsible for the payment, performance and discharge when due of the Liabilities under the Assigned Contracts arising or that are otherwise payable from the time of and after the Closing.

(ii) During the Designation Rights Period, Sellers shall not reject or terminate and shall not amend, supplement, modify, waive any rights under or create an adverse interest with respect to any Available Contract, or take any affirmative action not required thereby, other than in accordance with this Section 1.5, without the prior written consent of Purchaser, given in its sole discretion.

(iii) During the Designation Rights Period, Purchaser shall be responsible for any and all applicable payment Liabilities of Purchaser, Sellers or any of their respective Affiliates (A) under the Available Contracts and/or (B) as a result of, arising out of or in connection with the operation of any store or distribution center governed by any such Available Contracts that are incurred and come due and payable during the period from and after Closing through the effective date of such Available Contract’s assumption and assignment to Purchaser or rejection by any Seller in accordance with this Agreement, in each case other than any Liabilities arising in connection with any breach of this Agreement by any Seller or any of its Affiliates.

(iv) Each of Purchaser and Sellers shall take all actions reasonably required for Sellers to assume and assign the Assigned Contracts and Acquired Real Property Leases to Purchaser; provided that Sellers shall obtain an order of the Bankruptcy Court in a form reasonably satisfactory to Purchaser containing a finding that the proposed assumption and assignment of the applicable Contracts to Purchaser satisfies all applicable requirements of section 365 of the Bankruptcy Code and approving the assumption and assignment of the Assigned Contracts to Purchaser, pursuant to, and subject to the provisions of, section 365 of the Bankruptcy Code.

(v) Purchaser shall as promptly as reasonably practicable, but in any event within three (3) Business Days of assuming any Assigned Contract hereunder, pay all Assumed Cure Costs (if any) in connection with any such assumption in accordance with this Section 1.5 and Section 5.2.

(c) Non-Assignment. Notwithstanding anything to the contrary in this Agreement, to the extent an Acquired Asset is (i) prohibited by any applicable Law or (ii) requires a Consent or Governmental Authorization (other than, and in addition to and determined after giving effect to any order of the Bankruptcy Court, including the Sale Order) in order to permit the sale or transfer to Purchaser any Acquired Asset, and such Consent or Governmental Authorization has not been obtained or such applicable Law remains in effect prior to such time as such Acquired Asset is to be transferred to Purchaser, such asset shall not be an Acquired Asset hereunder and shall not be transferred to, or received by, Purchaser. If any Acquired Asset is deemed not to be assigned pursuant to this clause (ii), the Closing shall nonetheless take place (without any reduction in the Purchase Price) subject to the terms and conditions set forth herein and, thereafter, through the earlier of such time as such Consent or Governmental Authorization is obtained and six (6) months following the Closing Date (or the closing of the Bankruptcy Cases, if shorter), Sellers and Purchaser shall (A) use reasonable best efforts to secure such Consent or Governmental Authorization as promptly as practicable after the Closing and (B) cooperate in good faith in any lawful and commercially reasonable arrangement reasonably proposed by Purchaser, including subcontracting, licensing or sublicensing to Purchaser, any or all of any Seller’s rights and obligations with respect to any such Acquired Asset, under which (1) Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits (net of the amount of any related Tax costs imposed on Sellers or their respective Affiliates or any direct costs associated with the retention and maintenance of such Acquired Asset incurred by any Seller or its Affiliates) with respect to such Acquired Asset with respect to which the Consent or Governmental Authorization has not been obtained and (2) Purchaser shall assume and timely discharge any related burden and obligation with respect to such Acquired Asset. Upon satisfying any requisite Consent or Governmental Authorization requirement applicable to such Acquired Asset after the Closing, such Seller’s right, title and interest in and to such Acquired Asset shall promptly be transferred and assigned to Purchaser in accordance with the terms of this Agreement and the Sale Order. Notwithstanding anything herein to the contrary, neither Purchaser nor any Seller will be obligated to pay any consideration therefor to any third party from whom Consent or Governmental Authorization is requested or to initiate any litigation to obtain any such Consent or Governmental Authorization.

ARTICLE II

CONSIDERATION; PAYMENT; CLOSING

2.1 Consideration. The aggregate consideration (collectively, the “Purchase Price”) to be paid by Purchaser for the purchase of the Acquired Assets shall be: (i) the Fixed Amount; plus (ii) the Inventory Price; plus (iii) all Assumed Cure Costs.

2.2 Deposit.

(a) Purchaser has delivered to the Deposit Escrow Agent the Deposit in immediately available funds by wire transfer of immediately available funds for deposit into a separate, segregated, non-interest bearing escrow account maintained by the Deposit Escrow Agent. The Deposit shall not be subject to any lien, attachment, trustee process, or any other judicial process of any creditor of any Seller or Buyer and shall be applied against payment of the Purchase Price on the Closing Date or otherwise distributed or returned according to the terms of this Section 2.2.

(b) If this Agreement has been terminated pursuant to Section 8.1(e) or Section 8.1(g), then Sellers shall retain the Deposit.

(c) If this Agreement has been terminated for any reason (other than pursuant to Section 8.1(e) or Section 8.1(g)), then the Deposit shall be returned to Purchaser within three Business Days after such termination.

(d) The Parties agree that Sellers’ right to retain the Deposit, as set forth in Section 2.2(b), is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Sellers for their efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

2.3 Purchase Price Adjustment.

(a) On or before the date that is six (6) Business Days prior to the anticipated Closing Date, Purchaser shall identify twenty (20) Acquired Leased Real Property location (such locations, the “Representative Stores”) to, along with the DC, conduct a physical inventory count

(the “Inventory Count”). Sellers may, within one (1) Business Day of receipt of the list of Representative Stores, object to any such Representative Stores identified therein. The Parties agree to work in good faith to identify a replacement store for each Representative Store objected to within three (3) Business Day of Purchaser’s receipt of Sellers’ objection.

(b) On or before the date that is four (4) Business Days prior to the anticipated Closing Date, (i) Sellers shall deliver to Purchaser a written statement setting forth (A) the Fixed Amount; plus (B) the estimated Inventory Price (subject to adjustment pursuant to the Inventory Count, as set out below); plus (C) all Assumed Cure Costs.

(c) On the date that is three (3) Business Days prior to the anticipated Closing Date, Sellers shall deliver to Purchaser an estimate of the Acquired Inventory (the “Estimated Inventory Count”) at the Representative Stores along with the DC. On or before close of business on the third (3rd) day prior to Closing, Sellers shall cause each of the Acquired Leased Real Property to be closed, such that no Inventory shall be sold, or delivered from, any Acquired Leased Real Property. Sellers shall further cause the DC to be closed no later than the close of business on the fourth (4th) day prior to Closing such that no Inventory shall be sold or delivered from either the DC to any Acquired Leased Real Property or any Excluded Store. During the two (2) calendar days immediately preceding the anticipated Closing Date, Purchaser shall have access to the Representative Stores and the DC solely for the purpose of conducting an Inventory Count. The Inventory Count shall be conducted by Purchaser at Purchaser’s sole cost and expense (for the avoidance of doubt, Sellers may, at Sellers’ expense, designate and have a representative attend and oversee the Inventory Count at each and any Representative Store and the DC) and the final Inventory Count shall be mutually agreed by both Parties acting reasonably and in good faith.

(d) The Inventory Count at the DC shall be deemed to be the final Inventory Count relative to the Inventory located in the DC. Any difference between the final count of the Acquired Inventory at the Representative Stores and the Estimated Inventory Count at the Representative Stores shall be extrapolated to all Acquired Inventory at all Acquired Leased Real Property locations on a percentage basis for the purpose of determining the Inventory Price with respect to the Acquired Inventory at the Acquired Leased Real Property locations. The Inventory Price shall be adjusted accordingly to give effect to the final Inventory Count of the DC and the final Inventory Count of the Acquired Leased Real Property locations.

(e) For the avoidance of doubt, the Inventory Count and any reconciliation related to the Inventory Price shall be based on the landed cost value of the Acquired Inventory. Acquired Inventory does not include Inventory that non-merchantable, which Inventory shall be identified by Sellers prior to the Inventory Count. To the extent non-merchantable inventory remains in a location acquired by Purchaser after Closing, such non-merchantable inventory shall be deemed abandoned, and Purchaser may destroy or otherwise dispose of such inventory at its discretion.

(f) Sellers shall make available to Purchaser such books and records as shall be reasonably requested for purposes of assisting the Inventory Count.

2.4 Closing. Upon the terms and subject to the conditions contained in this Agreement, the closing of the purchase and sale of the Acquired Assets, the delivery of the Purchase Price, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) will take place by telephone conference and electronic exchange of documents and signatures (or, if the Parties agree to hold a physical closing, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at One Manhattan West, New York, New York 10001 or such other physical location as the parties mutually agree) at 10:00 a.m. Eastern Time on the date that is the second (2nd) Business Day following, subject to the satisfaction or, to the extent permitted by applicable Law, due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in Article VII (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), or at such other place and time as the Parties may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” As of the date hereof, the parties anticipate that the Closing shall take place on September 30, 2024. For financial, accounting and economic purposes, including risk of loss, and for all other purposes under this Agreement, upon the occurrence of the Closing, the Closing shall be deemed to have occurred at 12:01 a.m., New York City time, on the Closing Date.

2.5 Closing Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver to Purchaser:

(a) bill of sale and assignment and assumption agreement substantially in the form of Exhibit A (the “Bill of Sale and Assignment and Assumption Agreement”), duly executed by the applicable Sellers;

(b) trademark assignment agreements substantially in the form of Exhibit B (the “Trademark Assignment Agreement”), duly executed by the applicable Sellers;

(c) copyright assignment agreements substantially in the form of Exhibit C (the “Copyright Assignment Agreement”), duly executed by the applicable Sellers;

(d) all documents required to effect the transfer of title to each Vehicle to Purchaser;

(e) the Transition Services Agreement, duly executed by the applicable Sellers;

(f) an IRS Form W-9 executed by each Seller or each Seller’s regarded owner for U.S. federal income Tax purposes; and

(g) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(d) have been satisfied.

2.6 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to (or at the direction of) Sellers:

(a) the Bill of Sale and Assignment and Assumption Agreements, duly executed by Purchaser;

(b) the Trademark Assignment Agreements, duly executed by Purchaser;

(c) the Copyright Assignment Agreements, duly executed by Purchaser;

(d) the Transition Services Agreement, duly executed by Purchaser;

(e) the Closing Purchase Price less the Deposit in cash by wire transfer of immediately available funds to an account or accounts designated by Sellers; and

(f) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of each of Purchaser certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

2.7 Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser, Sellers and any other applicable withholding agent (each a “Withholding Agent”) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Tax Code or any other Tax Law. Prior to such deduction or withholding, the applicable Withholding Agent shall use commercially reasonable efforts to provide the party in respect of which such deduction or withholding is required written notice of such deduction or withholding and a reasonable opportunity to provide forms or other evidence that would reduce or exempt such deduction or withholding under applicable Law. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Body, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.8 Allocation.

(a) For U.S. federal (and where applicable, state and local) income Tax purposes, the parties agree to allocate the Purchase Price, the Assumed Liabilities, and any other amounts treated as consideration to any Seller in respect of the Acquired Assets pursuant to this Agreement for U.S. federal (and where applicable, state and local) income Tax purposes (collectively, the “Tax Consideration”) among the Acquired Assets in accordance with Section 1060 of the Tax Code, pursuant to the following procedures. No later than ninety (90) days following the Closing Date, Purchaser shall provide Sellers with a proposed allocation of the Tax Consideration among the Acquired Assets (the “Proposed Allocation”). Sellers may object to the Proposed Allocation by delivering to Purchaser, within thirty (30) days of receipt by Sellers of the Proposed Allocation, notice of objection to the Proposed Allocation (an “Allocation Objection Notice”), which shall specify in reasonable detail the basis for such objection. If Sellers fail to deliver an Allocation Objection Notice to Purchaser prior to the expiration of such thirty (30)-day period, the Proposed Allocation shall become final, binding and conclusive upon Sellers and Purchaser (the “Allocation”). If Sellers timely deliver an Allocation Objection Notice, then Purchaser and Sellers shall negotiate in good faith to resolve the disputed items. If Purchaser and Sellers are able to reach agreement on the disputed items within thirty (30) days after the Allocation Objection Notice has been received by Purchaser, the Proposed Allocation, as modified to reflect such agreement between Purchaser and Sellers, shall be the Allocation. If Purchaser and Sellers are unable to reach such an agreement within thirty (30) days after the Allocation Objection Notice has been received by Purchaser, all unresolved disputed items shall be promptly referred to a mutually agreed, nationally recognized accounting firm (the “Independent Arbiter”). The Independent Arbiter shall be directed to render a written report on the unresolved disputed items with respect to the allocation of the Tax Consideration as promptly as practicable, but in no event more than thirty (30) days after such submission to the Independent Arbiter, and to resolve only those unresolved disputed items set forth in the Allocation Objection Notice. For the avoidance of doubt, the Independent Arbiter’s resolution of the disputed items shall be within the ranges proposed by Purchaser and Sellers that are in dispute. If unresolved disputed items are submitted to the Independent Arbiter, Purchaser and Sellers shall each furnish to the Independent Arbiter such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Arbiter may reasonably request. The resolution of the disputed items by the Independent Arbiter shall be final, binding and conclusive upon Purchaser and Sellers. The Proposed Allocation, as modified to reflect (x) any agreement as to any disputed items between Purchaser and Sellers and (y) the resolution of the remaining disputed items by the Independent Arbiter, shall be the Allocation. All fees and expenses of the Independent Arbiter shall be allocated to Purchaser and Sellers in the same proportion that the aggregate amount of the items unsuccessfully disputed or defended, as the case may be, by each of Purchaser and Sellers (as determined by the Independent Arbiter) bears to the total amount of the disputed items.

(b) Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Tax Code (or any similar provision of state, local or foreign law), each of the parties (x) shall, and shall cause its Affiliates to, file all Tax Returns in a manner consistent with the Allocation and (y) shall not take, and shall cause its Affiliates not to take, any position inconsistent with the Allocation on any Tax Return, in connection with any Tax Action or otherwise.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules delivered by Sellers to Purchaser or the Company’s filed or furnished reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) filed or furnished by the Company with or to the Securities and Exchange Commission since January 1, 2021, after the date hereof and subject to Section 10.10, Sellers jointly and severally represent and warrant to Purchaser as follows:

3.1 Organization and Qualification. Each Seller is a corporation, limited liability company or limited partnership, as applicable, duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority necessary to carry on the Business as it is now being conducted, except (other than with respect to each Seller’s due formation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not materially impair or delay Sellers’ ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements. Each Seller is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to materially impair or delay Sellers’ ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

3.2 Authorization of Agreement. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Agreements to which such Seller is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby, subject to requisite Bankruptcy Court approvals, have been duly authorized by all requisite corporate action, limited liability company action or limited partnership action on the part of such Seller, as applicable, and no other organizational proceedings on such Seller’s part are necessary to authorize the execution, delivery and performance by such Seller of this Agreement or the other Transaction Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby. Subject to requisite Bankruptcy Court approvals, this Agreement and the other Transaction Agreements to which each Seller is a party have been, or will be, duly executed and delivered by such Seller and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute, or will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its and their terms, except as such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”).

3.3 Conflicts; Consents.

(a) Assuming that (i) requisite Bankruptcy Court approvals are obtained, and (ii) the notices, authorizations, approvals, Orders or consents set forth on Schedule 3.3 are made, given or obtained (as applicable), none of (x) the execution and delivery by Sellers of this Agreement or the other Transaction Agreements to which it is a party, (y) the consummation by Sellers of the transactions contemplated hereby or thereby, or (z) the performance or compliance by Sellers with any of the terms or provisions hereof or thereof (A) conflict with or violate any provision of a Seller’s certificate of incorporation or bylaws, certificate of formation or limited liability company agreement, certificate of limited partnership, partnership agreement or other governing documents, as applicable, (B) violate any Law or Order applicable to Sellers or their assets, (C) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, terms or provisions of any loan, credit agreement or other Material Contract or accelerate any Seller’s obligations under any such loan, credit agreement or other Material Contract, or (D) result in the creation of any Encumbrance (other than a Permitted Encumbrance or DIP Encumbrance) on any properties or assets of any Seller, except, in the case of clauses (B) through (D), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to materially impair or delay Sellers’ ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

(b) Except as set forth on Schedule 3.3, Sellers are not required to file, seek or obtain any notice, authorization, approval, Order, permit, registration with or consent of or with any Governmental Body, in connection with the execution, delivery and performance by Sellers of this Agreement or the other Transaction Agreements to which they are a party or the consummation by Seller of the transactions contemplated hereby or thereby, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to materially impair or delay Sellers’ ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

3.4 Financial Statements; No Undisclosed Liabilities.

(a) Attached to Schedule 3.4 are Sellers’ and its Subsidiaries’ audited consolidated balance sheet as of December 31, 2023, and the related consolidated statements of operations, comprehensive loss, cash flows and deficit for the fiscal year then ended (collectively, the “Audited Financial Statements”) and unaudited consolidated balance sheets as of June 30, 2024 and the related consolidated statements of operations, comprehensive loss, cash flows and deficit for the portion of the fiscal year then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and, in the case of Unaudited Financial Statements, subject to (i) normal year-end audit adjustments (none of which are material, individually or in the aggregate) and (ii) the absence of notes (none of which if presented would materially differ in amount or nature from those included in the Audited Financial Statements), and such Financial Statements fairly present in all material respects the consolidated financial position of Sellers and their Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown.

(b) Sellers have no Liabilities, required by GAAP to be disclosed or reflected on or reserved on a consolidated balance sheet (or the notes thereto) prepared in accordance with GAAP, except for Liabilities (i) reflected and reserved for in the Financial Statements, (ii) incurred in the Ordinary Course since June 30, 2024, (iii) that are Excluded Liabilities, (iv) arising out of or incurred in connection with this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby, (v) that are not and would not reasonably be expected to be material, individually or in the aggregate, (vi) arising from the commencement of the Bankruptcy Cases or (vii) disclosed on Schedule 3.4(b).

3.5 Properties.

(a) Sellers have, in all material respects, good and valid leasehold interest to all Acquired Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances and DIP Encumbrances).

(b) Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction by Purchaser of the Assumed Cure Costs) and except as a result of the commencement of the Bankruptcy Cases, Sellers hold good and valid title to, or good and valid leasehold interest in, all of the material tangible property necessary for, used in or held for use in the conduct of the Business as now conducted, free and clear of all Encumbrances, except for Permitted Encumbrances and DIP Encumbrances, other than any failure to own or hold such tangible property that is not material to the Business, taken as a whole.

(c) Schedule 3.5(c) sets forth in all material respects a true, correct and complete list of each Vehicle used in the Business indicating if it is leased or owned by a Seller.

(d) Schedule 3.5(d) sets forth in all material respects a true, correct and complete list of all of the Acquired Inventory.

3.6 Contracts.

(a) Schedule 3.6 sets forth a true, correct and complete list of each Material Contract as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract (x) by which any of the Acquired Assets are bound or affected or (y) to which a Seller is a party or by which it is bound in connection with the Acquired Assets (in each case, excluding any Seller Plan) that:

(i) is material to the Acquired Assets;

(ii) involves the settlement or compromise of any Action (whether pending or threatened) (or series of related Actions) which (A) involve payments in excess of $500,000 or (B) impose material restrictions on the use, enforcement or other exploitation of any Acquired Assets;

(iii) is a joint venture, alliance or partnership agreement that is material to the operation of the Company and its Subsidiaries, taken as whole;

(iv) is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between the Company and its Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $250,000 individually;

(v) is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (other than agreements to purchase or acquire inventory in the Ordinary Course of business) entered into after June 30, 2024 and which has not yet been consummated, pursuant to which (A) the Company or any Subsidiary reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof in excess of $500,000 or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $500,000; provided, that, any agreement for the sale of the DC and any lease or other transaction or agreement contemplated thereby shall not be a Material Contract;

(vi) is a Contract (other than purchase orders in the Ordinary Course consistent with past practice) (A) with any Material Supplier or (B) for the purchase of materials, supplies, goods, services, Equipment or other assets, in the case of this clause (B), pursuant to which the Company or any of its Subsidiaries would reasonably be expected to make payments of more than $500,000 during any fiscal year (other than a Contract with any Material Supplier); or

(vii) contains any provision that (A) limits in any material respect, or purports to limit in any material respect, the ability, upon the consummation of the transactions contemplated hereby, of Purchaser or any of its Affiliates from competing with any Person or in any geographical area, engaging in any line of business or selling products or delivering services to any Person, making use of any Seller Intellectual Property or soliciting potential employees, officers, managers, directors or customers, (B) grants “most favored nation” status or contains “exclusivity” requirements or similar obligations binding, upon the consummation of the transactions contemplated hereby, on Purchaser or any of its Affiliates, (C) includes requirements or provisions obligating a Person to obtain or provide a minimum quantity of goods or services to or from another Person, (D) contains any provision that grants to a third party any right of first refusal or first offer or similar right with respect to any of the Acquired Assets or (E) pursuant to which any license, covenant or immunity has been granted by or to any Seller under any Intellectual Property material to any Seller, other than licenses of commercially available or off-the-shelf Software granted to such Seller on standard terms and conditions for less than $1,000,000 annually (“Commercially Available Software”);

(b) Prior to the date hereof, Sellers have delivered or made available to Purchaser a true, correct and complete copy of each of the Material Contracts.

(c) Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction by Purchaser of the Assumed Cure Costs) and except as a result of the commencement of the Bankruptcy Cases, (A) each Material Contract is valid and binding on any Seller that is a party thereto and, to the knowledge of Sellers, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (B) the applicable Seller, and, to the knowledge of Sellers, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, (C) Sellers have not received written notice of the existence of any material breach or event of default on the part of any Seller under any Material Contract, (D) there are no events or conditions which constitute, or, after notice or lapse of time or both, would constitute, a default under, result in a right to terminate or cancel, or cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit under, a Material Contract, on the part of a Seller, or to the knowledge of Sellers, any counterparty under such Material Contract and (E) Sellers have not received any written notice from any Person that such Person intends to terminate, or not renew, any Material Contract, except in each case of clauses (A) through (E), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to materially impair or delay Sellers’ ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

3.7 No Litigation; Orders. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, other than as set forth on Schedule 3.7, there are no Actions pending or, to the knowledge of Sellers, threatened against or affecting the Acquired Assets or the Assumed Liabilities. There are no Actions pending, or to the knowledge of Sellers threatened against or affecting any Seller that will adversely affect any Seller’s performance of its obligations under this Agreement or the other Transaction Agreements to which it is a party or the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

3.8 Permits; Compliance with Laws. Except as set forth on Schedule 3.8, each Seller is in compliance in all material respects with all state, provincial or federal Laws or Orders, applicable to such Seller, the Acquired Assets and the Assumed Liabilities, and each Seller holds all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Bodies necessary for the lawful conduct of the Business and the lawful ownership of the Acquired Assets, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (collectively, “Permits”). Each Seller and each of their respective directors, officers and employees acting in such capacity and, to the knowledge of Sellers, each of its and their other agents acting on its or their behalf, is, and has been since June 30, 2022, in compliance in all material respects with the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder.

3.9 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (a) Sellers are in compliance with all applicable Environmental Laws, (b) Sellers possess and are in compliance with all Permits required under applicable Environmental Laws for the operation of their businesses as currently conducted at each Acquired Leased Real Property (such permits, the “Environmental Permits”), (c) there is no Action under or pursuant to any Environmental Law or Environmental Permit that is pending or threatened in writing against any Seller, and (d) Sellers are not subject to any Order imposed by any Governmental Body pursuant to Environmental Laws under which there are uncompleted, outstanding or unresolved obligations on the part of any Seller.

3.10 Intellectual Property; Data Security.

(a) Schedule 3.10(a) sets forth a true, complete and correct list of all Seller Intellectual Property: (i) that is registered or issued or subject of an application for registration or issuance in the United States Patent and Trademark Office, United States Copyright Office or any similar intellectual property office or registrar in any other jurisdiction (the “Seller Registered IP”) (including for each item, the owner, the jurisdiction or registrar, the registration or application number, the registration or application date, the status, and the expiration date); (ii) that is a material unregistered Mark or material unregistered proprietary software, (iii) social media accounts and/or (iv) websites and toll free telephone numbers used, in each case, owned or purported to be owned by each Seller. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all necessary payments (including registration, maintenance, renewal and other filing fees due through the date that is thirty (30) days after the Closing Date) with respect to any material Seller Registered IP have been timely paid and all necessary filings (including necessary documents and certificates) in connection therewith have been timely filed with the relevant Governmental Body in the United States or foreign jurisdictions, as the case may be, and all other actions required to be taken for the purpose of maintaining such Seller Registered IP in full force and effect have been taken.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Sellers possess and are the sole and exclusive owner of (and upon Closing, Purchaser will possess and be the sole and exclusive owner of) all of the entire worldwide rights, title and interest in and to all Seller Intellectual Property and has a valid and enforceable license pursuant to an Assigned Contract (or otherwise has sufficient rights under applicable Law) to use and license (and upon Closing, Purchaser will have a valid and enforceable license pursuant to an Assigned Contract (or otherwise have sufficient rights under applicable Law) to use and license), as the case may be, all other Intellectual Property as used or licensed in the Business, in each case, free and clear of all Encumbrances (other than Permitted Encumbrances and DIP Encumbrances (provided that no DIP Encumbrance shall encumber any of the Acquired Assets at Closing) and other than Intellectual Property licensed pursuant to any Contracts that are rejected by Purchaser in accordance with Section 1.5 or any Commercially Available Software), and none of the foregoing will be encumbered, extinguished, impaired, or otherwise adversely altered or impacted by (nor will require any consent, notification, approval, waiver or payment or grant of additional amounts or consideration as a result of) the execution, delivery or performance of any Transaction Agreement or the consummation of any transactions contemplated thereby except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to materially impair or delay Sellers’ ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements. All of the Seller Intellectual Property that is material to the operation of the Business is subsisting, valid and enforceable.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Sellers own or have legally enforceable and sufficient rights to use all Intellectual Property necessary to the conduct of the business of Sellers as currently conducted free and clear of all Encumbrances (other than Permitted Encumbrances and DIP Encumbrances); provided that nothing in this Section 3.10(c) (or any provision hereof other than Section 3.10(e)) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement, misappropriation or violation of any Intellectual Property, which is the subject of Section 3.10(e) solely; provided, further, that no DIP Encumbrance shall encumber any of the Acquired Assets at Closing.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Actions are pending or, to the knowledge of Sellers, threatened against any Seller, and since January 1, 2023, none of Sellers have received any written notice or claim (including any invitation or offer to license or demand for indemnification), (i) challenging the ownership, validity, enforceability or use by any Seller of any Intellectual Property owned by or exclusively licensed to any such Seller or (ii) alleging that any Seller is infringing, misappropriating or otherwise violating any Intellectual Property right of any Person.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2023, (i) no Person has infringed, misappropriated or otherwise violated the rights of Sellers with respect to any Intellectual Property owned by or exclusively licensed to any Seller (and no Seller has instituted an Action or made any claim alleging any of the foregoing against any Person) and (ii) none of Sellers, the use of the Seller Intellectual Property, nor the operation of the business of Sellers has infringed, misappropriated, or otherwise violated any Intellectual Property right of any other Person.

(f) The Seller Intellectual Property together with the Intellectual Property to be licensed to Purchaser pursuant to the Assigned Contracts upon Closing (or to which Purchaser will upon Closing have sufficient rights to use under applicable Law) (i) constitutes all of the material Intellectual Property used or practiced (or held for use or practice) in or in connection with or otherwise relating to or necessary for the conduct of the businesses of Sellers and (ii) includes all of the material Intellectual Property necessary and sufficient to enable Purchaser to conduct the businesses of Sellers from and after Closing in substantially the same manner and to substantially the same extent as currently conducted, in each case, other than Intellectual Property licensed pursuant to any Contracts that are rejected by Purchaser in accordance with Section 1.5, any Commercially Available Software or any Excluded Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, no Seller Intellectual Property is subject to any outstanding (or to the knowledge of Sellers, prospective) Order or motion or petition for an Order or any settlement agreement restricting or impairing the ownership, the use or other practice or exploitation thereof by any Seller (or by Purchaser after the Closing) or restricting or impairing the sale, transfer, assignment or licensing thereof by any Seller (or by Purchaser after the Closing), except pursuant to export, import, trade control, environmental, Hazardous Substance or other applicable Laws.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Sellers have used commercially reasonable efforts to maintain and protect the confidentiality of all non-public Seller Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there has been no unauthorized disclosure of any Trade Secrets included in the Acquired Assets and no Trade Secrets included in the Acquired Assets have been used by or disclosed to any Person other than Persons who are subject to reasonably protective confidentiality obligations.

(h) Since January 1, 2023, with respect to any Personal Information included within the Acquired Assets, (i) Sellers have implemented and maintained commercially reasonable safeguards, including administrative, technical and physical safeguards, that reasonably protect all sensitive Documents (including any Personal Information constituting part of the Business Data) against loss, damage, and unauthorized access, use, modification, or other misuse, (ii) no Proceeding has been asserted or, to the knowledge of Sellers, are threatened against any Seller by any Person with respect to the security, collection, processing or use of such Documents, and (iii) Sellers have complied with all of their contractual obligations and published policies, and with all applicable Laws, concerning any Personal Information constituting part of the Documents , in each case, except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement, including the transfer of the Acquired Assets to Purchaser, shall not violate any of Sellers’ published policies, contractual obligations, applicable Laws, or any other legally binding obligations concerning privacy or data security except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to materially impair or delay Sellers’ ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, and no such published policies, applicable Laws or other legally binding obligations shall prohibit or impair, in any material respect, Purchaser’s receipt or use of any Documents in a manner substantially consistent with the manner as used in the Business during the twelve (12) months prior to Closing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.11 Tax Matters.

(a) Each Seller has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed prior to the Closing Date by it with respect to the Acquired Assets.

(b) All material Taxes owed by a Seller with respect to the Acquired Assets that are due prior to the Closing Date (whether or not shown on a filed Tax Return) have been timely paid, except to the extent the nonpayment thereof is permitted or required by the Bankruptcy Code.

(c) Each Seller has timely and properly collected, withheld and paid over to the appropriate Governmental Body (or where such payment is not yet due, set aside in an account for such purpose), all Taxes required to have been collected, withheld and paid over in connection with amounts received or owed from or paid or owing to any employee, independent contractor, creditor, stockholder, customer, or other third party, and has complied with all applicable information reporting requirements, in each case, with respect to or in connection with the Acquired Assets or the Assumed Liabilities.

(d) None of the Acquired Assets constitutes stock, partnership interests, or any other equity interest in any Person for U.S. federal income Tax purposes.

(e) There are no Encumbrances for Taxes on any of the Acquired Assets other than Permitted Encumbrances and DIP Encumbrances (provided that no DIP Encumbrance shall encumber any of the Acquired Assets at Closing).

(f) None of Sellers has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company or one of its Subsidiaries) or has any material Liability for the Taxes of any Person (other than a Seller) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law), as a transferee or successor.

(g) None of Sellers has, within the past five (5) years, waived any statute of limitations in respect of material Taxes with respect to the Acquired Assets or agreed to any extension of time with respect to an assessment or deficiency for material Taxes with respect to the Acquired Assets (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course), in each case, which could have effect after the Closing Date.

(h) None of Sellers has participated in any “listed transaction” within the meaning of 26 C.F.R. § 1.6011-4(b)(2).

(i) No Seller has any material liability under any escheat or unclaimed liability statute which by operation of Law would become a liability of Purchaser or any Affiliate.

(j) Notwithstanding anything in this Agreement to the contrary, the representations and warranties in this Section 3.11 and Section 3.12 (insofar as they relate to Taxes) shall constitute the sole representations and warranties with respect to Taxes. No representation or warranty is made with respect to the validity of any Tax position or the availability of any Tax attribute in each case for any Tax period (or any portion thereof) following the Closing.

3.12 Employees. None of Sellers are party to or required to negotiate any collective bargaining agreements or similar Contracts with (nor are any Sellers subject to any legal binding commitments to) any labor union, employee association or similar entity, applicable to any employees of a Seller. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) no demand for recognition as the exclusive bargaining representative of any employees has been made to any Seller by or on behalf of any labor union and (b) there is no pending or, to the knowledge of Sellers, threatened strike, lockout, organized labor slowdown or concerted work stoppage by or with respect to the employees of any Seller. Each Seller is in material compliance with all applicable Laws respecting employment and employment practices, including Laws concerning terms and conditions of employment, wages and hours, exempt and non-exempt employee and individual independent contractor classification and occupational safety and health.

3.13 Affiliate Transactions. Except as set forth on Schedule 3.13 or the Company’s filed or furnished reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) filed or furnished by the Company with or to the Securities and Exchange Commission, no Affiliate of any Seller, or any officer or director of any Seller, (a) is a party to any Material Contract that constitutes an Acquired Asset, other than (i) loans and other extensions of credit to directors and officers of a Seller for travel, business or relocation expenses or other employment-related purposes in the Ordinary Course, (ii) employment arrangements in the Ordinary Course and (iii) the Seller Plans, or (b) has any material interest in any Acquired Asset.

3.14 Suppliers. Schedule 3.14 sets forth a true, complete and correct list of the five (5) largest suppliers from which the Company and its Subsidiaries purchased materials, supplies, services or other goods (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the fiscal year ended December 31, 2023) (each such supplier, a “Material Supplier”).

3.15 Brokers. Except for those Persons set forth in Schedule 3.15, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Sellers.

3.16 Directors’ and Officers’ Insurance. Prior to the date of this Agreement, the Company has bound extended coverage under the Company’s officers’ and directors’ liability insurance policy by obtaining a prepaid six-year “tail”/extended period on the Company’s existing officers’ and directors’ liability insurance policies (collectively, the “Tail Policy”), which Tail Policy provides all Persons currently on the board of directors of Company with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date.

3.17 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III (as qualified by the Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) or any certificate delivered pursuant to this Agreement (the “Express Representations”) (it being understood that Purchaser and its Affiliates have relied only on such express representations and warranties), Purchaser acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that no Seller nor any other Person on behalf of any Seller makes, and neither Purchaser nor any of its Affiliates have relied on, is relying on, or will rely on the accuracy or completeness of any express or implied representation or warranty with respect to any Seller, the Acquired Assets, or the Assumed Liabilities or with respect to any information, statements, disclosures, documents, projections, forecasts or other material of any nature made available or provided by any Person (the “Information Presentation”) or in that certain datasite administered to Purchaser (the “Dataroom”) or elsewhere to Purchaser or any of its Affiliates or Advisors on behalf of Sellers or any of their Affiliates or Advisors.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows.

4.1 Organization and Qualification. Purchaser is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to Purchaser’s due formation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements. Purchaser is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements. Purchaser is not in violation of any of the provisions of its organizational documents, except as would not reasonably be expected to be material to Purchaser.

4.2 Authorization of Agreement. Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby, subject to requisite Bankruptcy Court approvals, have been duly authorized by all requisite corporate or similar organizational action and no other corporate or similar organizational proceedings on its part are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby. Subject to requisite Bankruptcy Court approvals, this

Agreement and the other Transaction Agreements to which it is a party have been, or will be, duly executed and delivered by Purchaser, and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute, or will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser, in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.

4.3 Conflicts; Consents.

(a) Assuming that (i) requisite Bankruptcy Court approvals are obtained, and (ii) the notices, authorizations, approvals, Orders, permits or consents set forth on Schedule 4.3(a) are made, given or obtained (as applicable), none of the execution and delivery by Purchaser of this Agreement or the other Transaction Agreements to which it is a party, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor performance or compliance by Purchaser with any of the terms or provisions hereof or thereof, will (A) conflict with or violate any provision of Purchaser’s articles of incorporation or bylaws or similar organizational documents, (B) violate any Law or Order applicable to Purchaser or its assets, (C) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any loan or credit agreement or other Contract to which Purchaser is a party or by which it or its assets are bound or accelerate Purchaser’s obligations under any such Contract, or (D) result in the creation of any Encumbrance (other than a Permitted Encumbrance or a DIP Encumbrance (provided that no DIP Encumbrance shall encumber any of the Acquired Assets at Closing)) on any properties or assets of Purchaser or any of its Subsidiaries, except, in the case of clauses (A) through (D), as would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Purchaser to consummate the transactions contemplated hereby.

(b) Except as set forth on Schedule 4.3(a), Purchaser is not required to file, seek or obtain any notice, authorization, approval, Order, permit, registration with or consent of or with any Governmental Body, in connection with the execution, delivery and performance by Purchaser of this Agreement or the other Transaction Agreements to which they are a party or the consummation by Purchaser of the transactions contemplated hereby or thereby, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Purchaser to consummate the transactions contemplated hereby or thereby.

4.4 Financing. As of the date hereof and at the Closing, Purchaser has, and will have, sufficient funds in an aggregate amount necessary to perform the Assumed Liabilities as they become due in accordance with their terms and to consummate all of the other transactions contemplated by this Agreement and the other Transaction Agreements, including the payment of all fees, expenses of, and other amounts required to be paid by Purchaser in connection with the transactions contemplated by this Agreement and the other Transaction Agreements. Purchaser is and shall be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code, with respect to the Assigned Contracts and the related Assumed Liabilities. Purchaser acknowledges and agrees that all of its obligations under this Agreement, including the obligation to consummate the Closing and the other transactions contemplated hereby and to pay the Purchase Price, are not subject to any conditions regarding its ability to obtain any financing. Purchaser further acknowledges and agrees that there are no conditions related to any financing that Purchaser reasonably believes would prevent or delay Purchaser from having sufficient funds at Closing to fund the Purchase Price and all other obligations of Purchaser under this Agreement. Without limiting the foregoing, as of the date hereof, Purchaser hereby confirms that each of the conditions to funding under its credit facilities are satisfied as of the date hereof, including the accuracy of the applicable representations and warranties and compliance with the financial covenants applicable thereto, and that to the knowledge of Purchaser, such conditions shall be satisfied as of the Closing Date.

4.5 Brokers. Except for Solomon Partners, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

4.6 No Litigation. There are no Actions pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser except as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, alter or delay the ability of Purchaser to consummate the transactions contemplated hereby or by the other Transaction Agreements to which it is a party.

4.7 No Foreign Person. As of Closing, Purchaser will not be a “foreign person,” as defined in Section 721 of the U.S. Defense Production Act of 1950, including any implementing regulations thereof.

4.8 Solvency. Assuming (a) satisfaction of the conditions set forth in Article VII and (b) the accuracy in all material respects of the representations and warranties of Sellers set forth in Article III, immediately after giving effect to the transactions contemplated by this Agreement and the other Transaction Agreements, Purchaser will: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debt (including contingent Liabilities) and (c) not have an unreasonably small amount of capital with which to conduct its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement or the other Transaction Agreements with the intent to hinder, delay or defraud either present or future creditors of Purchaser or Sellers. In connection with the transactions contemplated hereby, Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured. There are no bankruptcy, reorganization or arrangement Actions pending, being contemplated by or, to the knowledge of Purchaser, threatened against Purchaser.

4.9 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article IV (as qualified by the Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) or any certificate delivered pursuant to this Agreement (it being understood that Sellers and their Affiliates have relied only on such express representations and warranties), Sellers acknowledge and agree, on each such Seller’s behalf and on behalf of their respective Affiliates, that neither Purchaser nor any other Person on behalf of Purchaser makes, and neither Sellers nor any of their respective Affiliates has relied on, is relying on, or will rely on the accuracy or completeness of any express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to Sellers or any of their Affiliates or Advisors by on behalf of Purchaser or any of its Affiliates or Advisors.

ARTICLE V

BANKRUPTCY COURT MATTERS

5.1 Bankruptcy Court Approval.

(a) Sellers and Purchaser each acknowledges that this Agreement and the transactions contemplated hereby are subject to Bankruptcy Court approval. From the date hereof until the earlier of (i) the termination of this Agreement in accordance with Article VIII and (ii) the Closing Date, Sellers shall use their reasonable best efforts to obtain entry by the Bankruptcy Court of the Sale Order.

(b) Purchaser shall promptly take all actions as are reasonably requested by Sellers to assist in obtaining the Bankruptcy Court’s entry of the Sale Order and any other Order reasonably necessary in connection with the transactions contemplated by this Agreement as promptly as practicable, including furnishing affidavits, financial information or other documents or information for filing with the Bankruptcy Court or any other court of competent jurisdiction, and making such employees and Advisors of Purchaser and its Affiliates available to testify before the Bankruptcy Court for the purposes of, among other things, providing necessary assurances of performance by Purchaser under this Agreement, and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code, as well as demonstrating Purchaser’s ability to pay and perform or otherwise satisfy any Assumed Liabilities following the Closing.

(c) If the Sale Order or any other order of the Bankruptcy Court relating to this Agreement (any such order, a “Bankruptcy Court Order”) shall be appealed by any Person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any Bankruptcy Court Order), Sellers shall use their reasonable best efforts to diligently defend against any such appeal, petition or motion and shall use their reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion, and, upon the reasonable request of Sellers, Purchaser shall use its reasonable best efforts to assist Sellers with the foregoing. Sellers shall notify Purchaser of such appeal, petition or motion as promptly as practicable and shall keep Purchaser reasonably informed and updated regarding the status of any such appeal, petition or motion. Sellers and Purchaser shall provide to the other party draft copies of all motions, orders, notices, statements, schedules, applications, reports and other papers such party intends to file with the Bankruptcy Court in connection with the Sale Order or any other Bankruptcy Court Order in connection with the transactions contemplated by this Agreement within a reasonable period of time prior to the date such party intends to file any of the foregoing.

(d) Each Seller and Purchaser shall (i) appear formally or informally in the Bankruptcy Court if reasonably requested by the other Party or required by the Bankruptcy Court in connection with the transactions contemplated by this Agreement or the other Transaction Agreements and (ii) keep the other reasonably apprised of the status of material matters related to the Agreement, including, upon reasonable request promptly furnishing the other with copies of notices or other communications received by Sellers from the Bankruptcy Court with respect to the transactions contemplated by this Agreement or the other Transaction Agreements.

(e) Purchaser shall provide adequate assurance of future performance as required under section 365 of the Bankruptcy Code for the Assigned Contracts. Purchaser agrees that it will take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Purchaser’s Advisors available to testify before the Bankruptcy Court.

5.2 Assumed Cure Costs. Subject to entry of the Sale Order, Purchaser shall on or prior to the Closing, pay the Assumed Cure Costs.

5.3 Sale Order. The Sale Order shall, among other things, (a) approve, pursuant to sections 105, 363 and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Sellers of this Agreement, (ii) the sale of the Acquired Assets to Purchaser (and any Affiliate) on the terms set forth herein, and to the extent permitted by applicable law, free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances) and the assumption of the Assumed Liabilities on the terms set forth herein, and (iii) the performance by Sellers of their obligations under this Agreement, (b) authorize and empower Sellers to assume and assign to Purchaser (or any Assignee) the Assigned Contracts, (c) find that Purchaser is a “good faith” buyer within the meaning of section 363(m) of the Bankruptcy Code, find that Purchaser is not a successor to any Seller, and grant Purchaser the protections of section 363(m) of the Bankruptcy Code, (d) find that Purchaser shall have no Liability or responsibility for any Liability or other obligation of any Seller arising under or related to the Acquired Assets, the Assumed Liabilities or the Business other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor or transferee Liability, labor law, de facto merger or substantial continuity, (e) find that Purchaser has provided adequate assurance (as that term is used in section 365 of the Bankruptcy Code) of future performance in connection with the assumption of the Assigned Contracts and (f) find that Purchaser shall have no Liability for any Excluded Liability. Purchaser agrees that it will promptly take such actions as are reasonably requested by any Seller to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (A) demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code and (B) establishing adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code.

5.4 Approval. Sellers’ obligations under this Agreement and the other Transaction Agreements and in connection with the transactions contemplated hereby and thereby are subject to entry of and, to the extent entered, the terms of any Orders of the Bankruptcy Court (including the Sale Order). Nothing in this Agreement or any of the other Transaction Agreements shall require Sellers or their respective Affiliates to give testimony to or submit a motion to the Bankruptcy Court that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1 Conduct of Business of Sellers.

(a) Except (i) as required by, arising out of, relating to or resulting from the Bankruptcy Cases or otherwise applicable Law, Order or a Governmental Body, (ii) as required, limited or prohibited by the Bankruptcy Court or the Bankruptcy Code or Sellers’ debtor-in-possession financing or use of cash collateral, as the case may be, (iii) as expressly required or contemplated by this Agreement or the other Transaction Agreements, (iv) to the extent related to any Excluded Store, Excluded Asset or any Excluded Liability or (v) as set forth on Schedule 6.1, during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is validly terminated pursuant to Article VIII), unless Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), Sellers shall use their commercially reasonable efforts to (w) carry on their business in the Ordinary Course, (x) preserve the Business and the Acquired Assets (excluding sales of Inventory in the Ordinary Course), (y) replenish the Inventory at the Acquired Leased Real Property locations in the Ordinary Course and (z) preserve in all material respects their relationships with any customers, suppliers, vendors, payors, partners, Governmental Bodies, licensors and licensees and other Persons with which they have material business relations.

(b) Except (i) as required by applicable Law, Order or a Governmental Body, (ii) as required, limited or prohibited by the Bankruptcy Court or the Bankruptcy Code or Sellers’ debtor-in-possession financing or use of cash collateral, as the case may be, (iii) as expressly required by this Agreement or the other Transaction Agreements, (iv) to the extent related to any Excluded Store, any Excluded Asset or any Excluded Liability or (v) as set forth on Schedule 6.1, during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is validly terminated pursuant to Article VIII), unless Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), Sellers shall not:

(i) (A) incur, assume or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or rights to acquire any debt securities of Sellers, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), except for Indebtedness incurred pursuant to an existing facility, (B) enter into any swap or hedging transaction or other derivative agreements or (C) make any loans, capital contributions or advances to, or investments in, any Person;

(ii) sell or lease to any Person, in a single transaction or series of related transactions, any of the Acquired Assets except (A) Ordinary Course dispositions of obsolete, surplus or worn out real or tangible assets or real or tangible assets that are no longer used or useful in the conduct of the business of Sellers and (B) other sales of Inventory, fixtures and leases in the Ordinary Course;

(iii) make or authorize capital expenditures, including for property, plant and Equipment, except for those (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (B) in the Ordinary Course;

(iv) except for acquisitions made with Purchaser’s prior written consent, make any acquisition of, or investment in, any properties, assets, securities or business (including by merger), except in the Ordinary Course (which for the avoidance of doubt and without limitation of the foregoing shall be deemed to exclude any acquisition of capital stock or of a material portion of the assets of any other Person);

(v) except as required pursuant to the terms of any Seller Plan, (1) grant to any employee any material increase in compensation (including bonus or long-term incentive opportunities), (2) grant to any current or former employee any material increase in severance, retention or termination pay, (3) grant or amend any equity or other incentive awards (except that the Company: (A) may provide increases in salary, wages or benefits to non-executive officer employees in the Ordinary Course of business; (B) may make usual and customary annual or quarterly bonus or commission payments in the Ordinary Course of business; and (C) enter into agreements with consultants in the Ordinary Course of business), or (4) hire any employee whose base salary exceeds $300,000 per annum (other than filling any vacancies), (5) establish, adopt, enter into, materially amend or terminate any material Seller Plan or (6) take any action to accelerate any rights or benefits under any Seller Plan; provided that the foregoing shall not restrict any Seller from entering into or making available, to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, for the avoidance of doubt, in the Ordinary Course, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(vi) make any material changes in financial accounting methods, principles or practices in effect as of January 1, 2022, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, (C) by any Governmental Body or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization), (D) to permit the audit of the Company’s financial statements in compliance with GAAP, (E) as disclosed in the Company SEC Documents, or (F) to the extent that such change would not reasonably be expected to result in a Material Adverse Effect;

(vii) grant any Encumbrance (other than Permitted Encumbrances or DIP Encumbrances (provided that no DIP Encumbrance shall encumber any of the Acquired Assets at Closing)) on any of its Acquired Assets;

(viii) settle or agree to settle any material pending or threatened Action against any Seller that would reasonably be expected to result in an (x) any Seller being enjoined from consummating the transactions contemplated by this Agreement, (y) any adverse effect on the Business or the Acquired Assets in any material respect or (z) an Assumed Liability, other than settlements involving only unsecured claims with an allowed amount of less than one hundred thousand dollars ($100,000);

(ix) other than in the Ordinary Course, reject, terminate or cancel (other than at its stated expiry date) or modify, amend or waive any material rights under any Material Contract;

(x) other than in the Ordinary Course, sell, pledge, covenant not to assert, transfer, assign, abandon, dispose of, permit to lapse or grant any license or sublicense or other right or immunity in, to or under any material Seller Intellectual Property (other than non-exclusive licenses granted in the Ordinary Course and expirations of Seller Registered IP at the end of the full applicable statutory term);

(xi) cancel or terminate any insurance coverage with respect to the Business, the Acquired Assets or the Assumed Liabilities without using commercially reasonable effort to replace such coverage with a comparable amount of insurance coverage;

(xii) disclose any material Trade Secrets included in Seller Intellectual Property to any Person (other than pursuant to written confidentiality agreements entered into in the Ordinary Course that contain reasonable protections to preserve all rights in such Trade Secrets);

(xiii) replenish the inventory, or fill any orders, in any of the Excluded Stores from the DC;

(xiv) move any Inventory or Retained Inventory from any Excluded Store to any Acquired Leased Real Property or from any Acquired Leased Real Property to any Excluded Store;

(xv) permit any orders to be taken in any Acquired Leased Real Property except as can be fulfilled from Inventory currently located at the DC;

(xvi) other than in the Ordinary Course, conduct any sale promotions in any of the Acquired Leased Real Property; or

(xvii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c) Nothing contained in this Agreement is intended to give Purchaser or its Affiliates, directly or indirectly, the right to control or direct any Seller’s Subsidiary’s operations or business prior to the Closing, and nothing contained in this Agreement is intended to give any Seller, directly or indirectly, the right to control or direct Purchaser’s or its Subsidiaries’ operations. Prior to the Closing, each of Purchaser and Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2 Access to Information.

(a) From the date hereof until the Closing (or the earlier valid termination of this Agreement pursuant to Article VIII), Sellers (in their reasonable discretion) will provide Purchaser and its authorized Advisors with reasonable access and upon reasonable advance notice and during regular business hours to (x) Sellers’ accountants, counsel, financial advisors and other Advisors, officers and senior management possessing information relating to the Business, the Acquired Assets and the Assumed Liabilities, (y) all offices and other facilities of Sellers and (z) the books and records of Sellers, in order for Purchaser and its authorized Advisors to access such information regarding the Acquired Assets and the Assumed Liabilities as is in Sellers’ possession or control and reasonably necessary in order to consummate the transactions contemplated by this Agreement (including for integration purposes); provided that (i) such access does not unreasonably interfere with the normal operations of any Seller, (ii) such access will occur in such a manner as Sellers reasonably determine to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (iii) all requests for access will be directed to Houlihan Lokey or such other Person(s) as Houlihan Lokey may designate in writing from time to time and (iv) nothing herein will require Sellers to provide access to, or to disclose any information to, Purchaser if such access or disclosure (A) would cause significant competitive harm to any Seller if the transactions contemplated by this Agreement are not consummated, (B) would require any Seller to disclose any financial or proprietary information of or regarding the Affiliates of any Seller (other than any Subsidiary) or otherwise disclose information regarding the Affiliates of any Seller (other than any Subsidiary) that such Seller reasonably determines to be commercially sensitive, (C) would jeopardize or waive any attorney-client or other legal privilege; provided that Purchaser and Sellers shall reasonably cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of Sellers after consultation with outside counsel) reasonably be likely to cause such privilege to be undermined with respect to such information; or (D) would be in violation of applicable Laws or the provisions of any agreement to which Sellers are bound.

(b) The information provided pursuant to this Section 6.2 will be used solely for the purpose of consummating the transactions contemplated hereby and by the other Transaction Agreements and will be governed by all the terms and conditions of the Confidentiality Agreement, which Confidentiality Agreement shall not terminate upon the execution of this Agreement notwithstanding anything to the contrary therein. Purchaser will, and will cause its Advisors to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to Purchaser or any of its Advisors. Sellers make no representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 6.2, and Purchaser may not rely on the accuracy of any such information, in each case, other than the Express Representations.

(c) From and after the Closing for a period of three (3) years following the Closing Date (or, if later, the closing of the Bankruptcy Cases), Purchaser will provide Sellers (including, for clarity, any trust established under a Chapter 11 plan of any Seller or any other successors of any Seller) and their Advisors with reasonable access, during normal business hours, and upon reasonable advance notice, to the Acquired Assets, the Assumed Liabilities, and the books and records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings and other documents (for the purpose of examining and copying) relating to the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities with respect to periods or occurrences prior to the Closing Date, for the purpose of (i) completing

Sellers’ legal, regulatory, stock exchange and financial reporting requirements, as applicable, to the extent required by applicable Law, (ii) completing its Tax Returns, and (iii) the continued administration of the Bankruptcy Cases and remaining asset and liabilities and the investigation, prosecution and defense of all claims, causes of action, lawsuits or demands to which the bankruptcy estates of Sellers may have. Notwithstanding anything to the contrary contained in this Agreement, Purchaser and its Affiliates may restrict the foregoing access and shall not be required to provide any information or access that Purchaser reasonably believes would violate applicable Law, including antitrust Laws and data protection Laws or the terms of any applicable Contract (including confidentiality obligations) or jeopardize any attorney-client privilege or an expectation of client confidence or any other rights to any evidentiary privilege. Unless otherwise consented to in writing by Sellers, Purchaser will not, for a period of three (3) years following the Closing Date, destroy, alter or otherwise dispose of any of such books and records without first offering to surrender to Sellers (if then in existence) such books and records or any portion thereof that Purchaser may intend to destroy, alter or dispose of. From and after the Closing, Purchaser will, and will cause their respective employees to, provide Sellers with reasonable assistance, support and cooperation with Sellers’ wind-down (if applicable) and related activities (e.g., helping to locate documents or information related to preparation of Tax Returns or prosecution or processing of insurance/benefit claims). Notwithstanding anything to the contrary in this Agreement, no Seller (or any Advisor thereof) shall be entitled to any Tax Return (or copy thereof) of Purchaser or any of its Affiliates.

(d) Sellers will, and will direct their Advisors to hold in confidence, and without the prior written consent of Purchaser, not disclose any confidential, proprietary or nonpublic information involving or relating to any of the Acquired Assets or Assumed Liabilities, including any information obtained pursuant to Section 6.2(c). Notwithstanding the foregoing, this Section 6.2(d) shall not (i) apply to information that is or becomes generally available to the public other than as a result of a disclosure by Sellers or any of their Advisors in breach of this Section 6.2(d) or (ii) prohibit any disclosure (A) required by Law or required or requested by any Governmental Body, in each case so long as, to the extent legally permissible and feasible, Sellers provide Purchaser with reasonable prior notice of such disclosure so that Purchaser may seek to obtain a protective order or other reasonable assurance that such disclosure shall be treated confidentially (at Purchaser’s sole cost and expense) or (B) made in connection with any litigation regarding this Agreement, the other Transaction Agreements or the transactions contemplated hereby.

(e) Except in the ordinary course of business unrelated to the Business or the transactions contemplated hereby, Purchaser will not, and will not permit any of its Affiliates or representatives to contact any customer, supplier, lessee, lessor, licensee, licensor or distributor of any Seller prior to the Closing with respect to any Seller, the Business or the transactions contemplated by this Agreement or the other Transaction Agreements without the prior written consent of such Seller for each such contact (which consent shall not be unreasonably withheld, conditioned or delayed).

6.3 Employee Matters.

(a) Prior to Closing, Purchaser shall provide to Sellers a list of employees of Sellers (each a “Business Employee”) to which Purchaser, in its sole discretion, intends to extend a written offer of employment (“Transfer Offer”) that, if accepted by a Business Employee, shall become effective immediately after the Closing. Business Employees who accept such Transfer Offers and begin active employment with Purchaser immediately after the Closing in accordance with this Section 6.3(a) shall be referred to herein as “Transferred Employees.” Offers to Business Employees and the terms and conditions thereof shall be in the sole discretion of Purchaser, and Purchaser shall not be required to make any offer of employment to any Business Employee or any other employee of Sellers or any of their Subsidiaries or Affiliates. Purchaser shall be free to offer employment to any employee of any Seller, including without limitation, employees located in the Shanghai office, provided, however, that Purchaser agrees that offers to any Business Employees who are currently assigned to an Excluded Store will not be effective until such time as liquidation of the Excluded Store has been completed or thirty (30) days following Closing, whichever first occurs. In the event a Transfer Offer is made to a Business Employee who is absent from active employment on or following the date hereof and continuing through the Closing Date due to short or long term disability or any other leave of absence (other than paid time off through Seller’s general employment policies) and such Transfer Offer is accepted, such Business Employee will become Transferred Employees for purposes of this Agreement on the date they begin active employment with Purchaser (but such delay shall not extend any of the covenants contained in this Section 6.3). Purchaser shall notify Sellers in a reasonable timeframe with respect to whether each Transfer Offer has been accepted or rejected. Nothing herein shall be construed as a representation or guarantee by any Seller or any of their respective Affiliates that any or all of the employees of Sellers will accept the Transfer Offer or will continue in employment with Purchaser following the Closing for any period of time, or a representation or guarantee by Purchaser that it will make any Transfer Offers or with respect to the employment of any Transferred Employee. Sellers shall take steps to ensure that, effective as of immediately prior to the Closing, each Transferred Employee shall cease to be an employee of each Seller or their respective Affiliates. Sellers will continue the Transferred Employees on the applicable Seller’s payroll until such time as Purchaser’s payroll is established and the Transferred Employees can be transferred to the payroll of Purchaser or one of its Affiliates, with the fees, costs and expenses (including Taxes) incurred or payable by Sellers in connection with such continuation of payroll to be reimbursed or paid by Purchaser (except that direct payroll costs and Taxes shall be pre-funded by Purchaser). The Parties shall comply with all applicable Laws in respect of such payroll continuation, including with respect to tax reporting, and shall continue to apply payroll deductions for benefits plans as directed by Purchaser.

(b) Without limiting the generality of any other provision of this Agreement: (i) each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all benefit plans and programs maintained by Purchaser and offered to similarly situated employees after the Closing Date (the “Purchaser Plans”), subject to the eligibility terms of such plans; (ii) for purposes of each Purchaser Plan providing health or welfare benefits, Purchaser shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Purchaser Plan to be waived for such Transferred Employee and his or her covered dependents (unless such exclusions or requirements were applicable under comparable Seller Plans); and (iii) Purchaser shall use reasonable commercial efforts to cause any co-payments, deductible and other eligible expenses incurred by such Transferred Employee or his or her covered dependents during the plan year in which the Closing Date occurs to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year of each comparable Purchaser Plan.

(c) Purchaser shall assume and honor all accrued and unused vacation, personal days, sick pay and other paid time off earned but unused by each Transferred Employee as of the Closing Date in the applicable amount set forth in Schedule 6.3(b) (collectively, “Accrued PTO”); provided that such Accrued PTO to be assumed by Purchaser shall not include any Paid PTO required to be paid in accordance with the following sentence. To the extent required by applicable Law, Sellers or their Affiliates shall be solely responsible for the payment of Accrued PTO to the Transferred Employees upon their termination of employment by Sellers (the “Paid PTO”). Purchaser shall be responsible for paying, providing and satisfying when due all compensation (including salary, wages, commissions, bonuses, incentive compensation, overtime, premium pay and shift differentials), vacation, personal days, sick pay and other paid time off, benefits and benefit claims, severance and termination pay, notice, and benefits (including any employer Taxes or other payments related thereto), in each case, accruing, incurred or arising solely as a result of employment or separation from employment with Purchaser after the Closing with respect to such Transferred Employee.

(d) The provisions of this Section 6.3 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give any Person (including for the avoidance of doubt any employees of Sellers or Transferred Employees), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.3 or under or by reason of any provision of this Agreement). Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement; (ii) shall, subject to compliance with the other provisions of this Section 6.3, alter or limit Purchaser’s or Sellers’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement; (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) create any third-party beneficiary rights in any employee of Sellers or other Person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Transferred Employee or other Person by Purchaser or under any benefit plan which Purchaser or its Affiliates may maintain.

(e) For any Transferred Employees who are principally based outside the United States, the provisions of this Section 6.3 shall apply to such employees mutatis mutandis to the maximum extent permitted by applicable Law.

6.4 Filings and Authorizations. Each of Sellers and Purchaser, as promptly as practicable, (i) shall take, or cause to be taken, any and all actions, and to do, or cause to done, all things necessary to make all such filings and submissions under Laws, rules and regulations applicable to it, as may be required to consummate the transactions contemplated herein, in accordance with the terms of this Agreement, (ii) shall use all commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Governmental Bodies necessary to be obtained by it, in order to consummate the transactions contemplated herein, and (iii) shall use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder. Sellers and Purchaser shall coordinate and cooperate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

6.5 Reasonable Efforts; Cooperation.

(a) Subject to the other terms of this Agreement, each Party shall, and shall cause its Advisors to, use its reasonable best efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable to cause the transactions contemplated herein and by the other Transaction Agreements to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and to cooperate with each other Party and its Advisors in connection with any step required to be taken as a part of its obligations hereunder and to assist in connection with the Bankruptcy Cases. Except as otherwise provided herein, the “reasonable best efforts” of a Party for the purposes of this Section 6.5 will not require such Party or any of its Affiliates or Advisors to expend any money to remedy any breach of any representation or warranty, to commence any Action, to waive or surrender any right, to modify any Contract or to waive or forgo any right, remedy or condition hereunder.

(b) The obligations of Sellers pursuant to this Agreement, including this Section 6.5, shall be subject to any Orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Cases), and Sellers’ obligations as debtors in possession to comply with any Order of the Bankruptcy Court, and Sellers’ duty to seek and obtain the highest or otherwise best price for the Acquired Assets as required by the Bankruptcy Code.

(c) Subject to the other terms of this Agreement, each Party shall, and shall cause its Advisors to, use its reasonable best efforts to negotiate and execute the Transition Services Agreement, of which the material terms in relation to expected services and payments therefor are attached hereto as Exhibit E, prior to the Closing Date.

(d) Prior to the Closing, Sellers will reasonably cooperate with Purchaser to provide information and assistance to facilitate Purchaser’s efforts to pursue readiness to operate the Acquired Assets as a standalone business on the Closing Date.

6.6 Further Assurances. From time to time, as and when requested by any Party and at such requesting Party’s expense, any other Party will, and will cause its respective Affiliates to, without further consideration, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such conveyances, notices, assumptions, assignments, releases, documents and instruments, in form and substance reasonably satisfactory to the Parties, and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement; provided that nothing in this Section 6.6 will prohibit Sellers or any Affiliates of Sellers from ceasing operations or winding up their affairs following the Closing. In furtherance and not in limitation of the foregoing, in the event that any of the Acquired Assets shall not have been conveyed at Closing, Sellers shall use reasonable best efforts to convey such Acquired Assets to Purchaser as promptly as practicable after the Closing. Notwithstanding anything in this Agreement to the contrary, Purchaser shall have the right, following the Closing, to enter into any contracts or other commercial arrangements with respect to the Acquired Assets, including with existing or prior vendors, suppliers and other counterparties of the Business and Sellers.

6.7 Receipt of Misdirected Assets.

(a) Subject to the terms of this Agreement (including Section 1.5), during the six (6)-month period following the Closing, if either any Purchaser or any Seller becomes aware that any right, property or asset forming part of the Acquired Assets has not been transferred to Purchaser or that any right, property or asset not forming part of the Acquired Assets has been transferred to Purchaser, it shall promptly notify such other Parties hereto and Purchaser or Sellers, as applicable, shall, as soon as reasonably practicable thereafter, ensure that such right, property or asset (and any related Liability) is transferred at the expense of Sellers and with any necessary consent, to (i) Purchaser, in the case of any right, property or asset forming part of the Acquired Assets which was not transferred to Purchaser at or in connection with the Closing, or (ii) Sellers, in the case of any right, property or asset not forming part of the Acquired Assets which was transferred to Purchaser at the Closing.

(b) From and after the Closing, if any Seller or any of its respective Affiliates receives any right, property or asset that is an Acquired Asset or any cash, checks with appropriate endorsements, or other payment which properly belongs to Purchaser or its Affiliates pursuant to the terms of this Agreement, the applicable Seller shall promptly transfer or cause such of its Affiliates to transfer its right, title and interest in and to such right, property, asset, cash, check or other payment (and shall promptly endorse and deliver any such asset that is received in the form of cash, checks or other documents) to Purchaser, and Sellers’ right, title and interest in and to such asset, cash, check or other payment will be deemed the property of Purchaser held in trust by such Seller for Purchaser until so transferred. From and after the Closing, if Purchaser or any of its Affiliates receives any right, property or asset that is an Excluded Asset or any cash, checks with appropriate endorsements, or other payment which properly belongs to Sellers or their respective Affiliates pursuant to the terms of this Agreement, Purchaser shall promptly transfer or cause such of their Affiliates to transfer such asset (and shall promptly endorse and deliver any such right, property or asset that is received in the form of cash, checks or other documents) to the applicable Seller, and such asset will be deemed the property of such Seller held in trust by Purchaser for such Seller until so transferred.

6.8 Acknowledgment by Purchaser.

(a) Purchaser acknowledges and agrees that it has conducted its own independent investigation and verification of the Business (including its financial condition, results of operations, the Acquired Assets, Liabilities, properties, Contracts, business risks and prospects) of Sellers and the Acquired Assets and the Assumed Liabilities, and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied solely on the Express Representations and the results of Purchaser’s own independent investigation and verification and has not relied on, is not relying on, and will not rely on, any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in the Dataroom, the Information Presentation, or the

Projections or any other information, statements, disclosures or materials, in each case, whether written or oral, made or provided by or on behalf of any Seller or any other Seller Party, or any failure of any of the foregoing to disclose or contain any information, except for the Express Representations (it being understood that Purchaser has relied only on the Express Representations). Purchaser acknowledges and agrees that (i) the Express Representations are the sole and exclusive representations, warranties and statements of any kind made to Purchaser and on which Purchaser may rely in connection with the transactions contemplated by this Agreement and (ii) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (A) the completeness or accuracy of, or any omission to state or to disclose, any information (other than solely to the extent expressly set forth in the Express Representations) including in the Dataroom, Information Presentation, Projections, meetings, calls or correspondence with management of any Seller, any Seller Parties or any other Person on behalf of any Seller or any Seller Parties or any of their respective Affiliates or Advisors and (B) any other statement relating to the historical, current or future business, financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental, health or safety conditions and compliance, employee matters, regulatory compliance, business risks and prospects of Sellers, or the quality, quantity or condition of any Seller’s assets (including any express or implied warranty under Section 8-108 of the Uniform Commercial Code, or of merchantability, suitability or fitness for a particular purpose), are, in each case, specifically disclaimed by each Seller, on its behalf and on behalf of Seller Parties. Purchaser: (1) disclaims reliance on the items in clause (ii) in the immediately preceding sentence; and (2) acknowledges and agrees that it has relied on, is relying on and will rely on only the items in clause (i) in the immediately preceding sentence. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that neither Sellers, nor any other Person (including Seller Parties), has made, is making or is authorized to make, and Purchaser hereby waives, all rights and claims they may have against any Seller Party with respect to the accuracy of, any omission or concealment of, or any misstatement with respect to, (x) any potentially material information regarding any Seller or any of its assets (including the Acquired Assets), Liabilities (including the Assumed Liabilities) or operations and (y) any warranty or representation (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, suitability or fitness for a particular purpose, or condition of any Seller’s, business, operations, assets, Liabilities, Contracts, environmental, health or safety conditions and compliance, employee matters, regulatory compliance, business risks and prospects or any portion thereof (including any express or implied warrant under Section 8-108 of the Uniform Commercial Code), except, in each case, solely to the extent expressly set forth in the Express Representations. Purchaser will accept the Acquired Assets and Assumed Liabilities at Closing “as is,” “where is” and “with all faults.” Purchaser further acknowledges and agrees that the Acquired Assets that are capable of being delivered are being delivered by Sellers to Purchaser at the location where they are located on the Closing Date.

(b) Without limiting the generality of the foregoing, in connection with the investigation by Purchaser of Sellers, Purchaser and its Advisors have received or may receive, from or on behalf of Sellers, certain projections, forward-looking statements and other forecasts (whether in written, electronic or oral form, and including in the Information Presentation, Dataroom, management meetings, etc.) (collectively, “Projections”). Purchaser acknowledges and agrees that (i) such Projections are being provided solely for the convenience of Purchaser to facilitate its own independent investigation of Sellers, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) Purchaser is familiar with such uncertainties, and (iv) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

(c) Purchaser acknowledges and agrees that they will not assert, institute or maintain, and will cause their Affiliates not to assert, institute or maintain, any Action that makes any claim contrary to the agreements and covenants set forth in this Section 6.8.

(d) Purchaser acknowledges and agrees that the covenants and agreements contained in this Section 6.8 (i) require performance after the Closing to the maximum extent permitted by applicable Law and (ii) are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 6.8, Seller would not enter into this Agreement.

6.9 Guaranty.

(a) Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Sellers (i) the due and punctual performance, when and as due, of all obligations, covenants and agreements of Purchaser (and any Affiliates to which this Agreement is assigned pursuant to Section 10.4) arising under or pursuant to this Agreement and (ii) the punctual payment of all sums, if any, now or hereafter owed by Purchaser (and such Affiliates) under and in accordance with the terms of this Agreement, including the payment obligations set forth in Section 2.1 (the matters set forth in clauses (i) and (ii), collectively, the “Guaranteed Obligations”).

(b) If Purchaser (or its Affiliates) fail to perform any of the Guaranteed Obligations, then Guarantor shall itself be jointly and severally liable for the Guaranteed Obligations and shall perform or take whatever steps as may be necessary to procure performance of the same.

(c) Nothing herein shall be construed as imposing greater obligations or Liabilities on Guarantor than for which Purchaser itself (or its Affiliates themselves) would be liable under this Agreement or obliging Guarantor to indemnify and hold harmless Sellers against any losses, costs or expenses for which Purchaser itself would not be liable under this Agreement, except as set forth in this Section 6.9.

(d) The obligations of Sellers under this Agreement shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Section 6.9 and all dealings between Sellers and Purchaser (and its Affiliates) shall likewise be conclusively presumed to have been consummated in reliance upon this Section 6.9.

(e) The guarantee by Guarantor contained herein shall remain in full force and effect and shall continue to be enforceable by Sellers until the (i) consummation of the Closing and the payment in full by Purchaser of any and all amounts required to be paid by Purchaser at the Closing pursuant to this Agreement or (ii) the earlier valid termination of this Agreement pursuant to Section 8.1, upon which this guarantee and the obligations of Guarantor pursuant to this Section 6.9 shall terminate automatically and be of no further force or effect without the need for any further action by any Person, and Guarantor shall stand discharged of all of its obligations under this guarantee. Guarantor’s obligations under this Section 6.9 shall not be terminated, modified, affected or impaired by reason of any relief or discharge of Purchaser (or its Affiliates) from any of Purchaser’s (or its Affiliates’) obligations in bankruptcy or similar proceedings, or by liquidation or dissolution.

(f) Except as otherwise set forth herein, the liability of Guarantor under this Section 6.9 shall be unlimited and unconditional, and this Section 6.9 shall be a continuing guaranty.

(g) Guarantor hereby makes the representations and warranties set forth in Sections 4.1, 4.2 and 4.3 as to itself, and such representations and warranties shall apply mutatis mutandis as if Guarantor were substituted for Purchaser therein. The Parties agree that Guarantor shall be entitled to, and Guarantor does not waive, any defenses to the payment or performance of the Guaranteed Obligations that are available to Purchaser under this Agreement.

6.10 Intellectual Property Matters.

(a) For clarity, from and after Closing and except as expressly provided in Section 6.10(c), Sellers shall, and shall cause their Affiliates to, (i) cease any and all use or other exploitation of any and all Seller Intellectual Property and (ii) keep strictly confidential and not disclose to any Person (nor use for any purpose) any Trade Secrets included in Seller Intellectual Property (including any source code for proprietary Software included in Seller Intellectual Property). For purposes of clarity, nothing in this Section 6.1 shall preclude any uses of the Seller Intellectual Property by Sellers or their respective Affiliates that are required or otherwise not prohibited under applicable Law, including uses of references to any Marks included in the Seller Intellectual Property in historical, tax, regulatory and similar records.

(b) At Closing, Sellers shall, to the extent permissible, assign and transfer to Purchaser all rights, title and interest in and to all Domain Names and Social Media included in the Acquired Assets.

(c) To the extent any Marks included in the Acquired Assets are reasonably required to be used in connection with the completion of the wind-down of Sellers’ estate, Purchaser hereby grants to each Seller and its Affiliates a limited, royalty-free, fully paid-up, worldwide, non-exclusive license to continue to use and display such Marks in substantially the same manner that such Marks were used at Closing until the completion of the wind-down of Sellers’ estate (the “Wind-Down End Date”) solely to the extent reasonably necessary for the wind-down of Sellers’ and their respective Affiliates’ remaining corporate operations.

(d) From and after the Closing, Sellers and its designees shall be permitted and entitled until the Wind-Down End Date to use and access the llflooring.com email domain as an email server (and to use an access the email addresses that incorporate llflooring.com) solely to the extent necessary for the wind-down of Seller’s estate. Purchaser shall, and shall cause their Affiliates to, reasonably cooperate with and assist Sellers in connection with the foregoing (including, at a Seller’s request, forwarding email received for such addresses to other email addresses designated by Sellers).

6.11 Tail Policy. The Company shall, and the other Sellers shall cause the Company to, maintain the Tail Policy in full force and effect for its full term and continue to honor the obligations thereunder.

6.12 Excluded Fork Lifts. Purchaser acknowledges that there is an excess number of fork lifts it does not require located in the DC as listed on Schedule 6.12 (the “Excluded Fork Lifts”). Purchaser and Sellers agree to work reasonably and in good faith to identify the list of Excluded Fork Lifts as promptly as practicable after the date of this Agreement.

6.13 Delivery of Schedules. As soon as possible after the date hereof, but in no event later than the date that is the earlier of (i) five (5) days after the date hereof or (ii) three (3) days prior to the hearing before the Bankruptcy Court seeking entry of the Sale Order, Sellers shall (a) deliver to Purchaser true, accurate and complete copies of all of the Schedules hereto and (b) confirm to Purchaser that such Schedules are final and complete and can be attached to this Agreement and incorporated herein.

6.14 Cooperation with Reductions to 503(b)(9) Claims. Purchaser shall in good faith use commercially reasonable efforts to solicit concessions of approximately 25% from vendors and suppliers with respect to valid claims pursuant to Section 503(b)(9) of the Bankruptcy Code.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions Precedent to the Obligations of Purchaser and Sellers. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Sellers and Purchaser) on or prior to the Closing Date, of each of the following conditions:

(a) no Governmental Body of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Order (including any temporary restraining order or preliminary or permanent injunction) restraining, enjoining or otherwise prohibiting consummations of the Closing that is still in effect;

(b) the Bankruptcy Court shall have entered the Sale Order and shall not have been stayed, reversed or modified in a manner materially adverse to Purchaser absent consent of Purchaser; and

(c) the Transition Services Agreement shall have been executed and delivered by the Parties.

7.2 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Purchaser in its sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a) (i) the representations and warranties made by Sellers in Article III (in each case, other than the Fundamental Representations) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except (A) that the representations and warranties that are made as of a specified date need be true and correct only as of such date and (B) to the extent the failure of such representations and warranties to be true and correct as of the Closing Date or such other specified date, as applicable, has not had a Material Adverse Effect (provided that for purposes of the foregoing clause (i), the qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect (other than those contained in the second sentence of Section 3.4)) and (ii) the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.5(a), Section 3.15 and Section 3.16 (collectively, the “Fundamental Representations”) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that such Fundamental Representations that are made as of a specified date need be true and correct in all respects only as of such date;

(b) Sellers shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Sellers on or prior to the Closing Date;

(c) Purchaser shall have received a certificate signed by an executive officer of Sellers stating that the conditions specified in Section 7.2(a) and 7.2(b) have been satisfied;

(d) Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 2.4;

(e) Purchaser shall have entered into a lease for the DC (with either Seller (or a Subsidiary thereof that owns the DC) or the acquiror of the DC) substantially in the form set forth on Exhibit D attached hereto (the “DC Lease”);

(f) since the date hereof, there shall not have occurred and be continuing any Material Adverse Effect; and

(g) the Bankruptcy Court shall have approved and authorized an Order, which may be the Sale Order, permitting and authorizing the Designation Rights Period as set forth in Section 1.5(b).

7.3 Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Sellers in their sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a) the representations and warranties made by Purchaser in Article IV shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except (i) that representations and warranties that are made as of a specified date need be true and correct only as of such date and (ii) to the extent the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, has not had and would not reasonably be expected to prevent or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement;

(b) Purchaser shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Purchaser on or prior to the Closing Date;

(c) Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 2.5;

(d) Sellers shall have received a certificate signed by an executive officer of Purchaser stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(e) the Company’s vendors and suppliers shall have agreed to an aggregate amount of at least $2 million in reductions to valid claims pursuant to Section 503(b)(9) of the Bankruptcy Code.

7.4 Frustration of Closing Conditions. None of Purchaser or Sellers may rely on the failure of any condition set forth in this Article VII, as applicable, to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement, including its obligation to use its reasonable best efforts to consummate the transactions contemplated hereby as required under this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated only in accordance with this Section 8.1. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of each of Sellers and Purchaser;

(b) by written notice of either Purchaser or Sellers, upon the issuance of an Order by a court of competent jurisdiction restraining, enjoining or otherwise prohibiting the Closing or declaring unlawful the Closing, and such Order having become final, binding and non-appealable; provided that no Party may terminate this Agreement under this Section 8.1(b) if the issuance of such Order was caused by such Party’s material breach of its representations, warranties, covenants or obligations under this Agreement;

(c) by written notice of either Purchaser or Sellers, if the Closing shall not have occurred on or before October 30, 2024 (the “Outside Date”); provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if such Party is in material breach or violation of its representations, warranties, covenants or obligations under this Agreement;

(d) by Purchaser if:

(i) the Bankruptcy Cases are dismissed or converted to a case or cases under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of Sellers is appointed in the Bankruptcy Cases; or

(ii) any creditor of any Seller obtains a final and unstayed Order of the Bankruptcy Court granting relief from the stay to foreclose on a material portion of the Acquired Assets;

(e) by written notice from Sellers to Purchaser, upon a material breach of any covenant or agreement on the part of Purchaser, or if any representation or warranty of Purchaser will have become untrue, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied, including a breach of Purchaser’s obligation to consummate the Closing; provided that (i) if such breach is curable by Purchaser then Sellers may not terminate this Agreement under this Section 8.1(e) unless such breach has not been cured by the date that is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) ten (10) days after Sellers notify Purchaser of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.1(e) will not be available to Sellers at any time that Sellers are in material breach of any of Sellers’ covenants, representations or warranties hereunder such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied;

(f) by written notice from Purchaser to Sellers, upon a material breach of any covenant or agreement on the part of any Seller, or if any representation or warranty of any Seller will have become untrue, in each case, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied; provided that (i) if such breach is curable by Sellers then Purchaser may not terminate this Agreement under this Section 8.1(f) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) ten (10) days after Purchaser notifies Sellers of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.1(f) will not be available to Purchaser at any time that Purchaser is in material breach of any of its covenants, representations or warranties hereunder such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied;

(g) by written notice from Sellers to Purchaser, if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but which conditions are, at the time the notice of termination is delivered by Sellers to Purchaser, capable of being satisfied if the Closing were to occur at such time) or waived by Purchaser, (ii) Sellers have confirmed in writing to Purchaser that all of the conditions set forth in Sections 7.1 and 7.3 have been satisfied, or waived by Sellers (other than conditions that by their nature are to be satisfied at the Closing, but which conditions are, at the time the notice of termination is delivered by Sellers to Purchaser, capable of being satisfied if the Closing were to occur at such time), (iii) at a time when clauses (i) and (ii) are satisfied, Sellers have confirmed in writing to Purchaser that Sellers are ready, willing and able to effect the Closing and (iv) and Purchaser fails to complete the Closing within three (3) Business Days following the receipt by Purchaser of such notice specified in clause (iii);

(h) by written notice from Sellers to Purchaser, if any Seller or the board of directors of the Company determines that proceeding with the transactions contemplated by this Agreement or failing to terminate this Agreement would be inconsistent with the board’s fiduciary duties under applicable Law; or

(i) by written notice of either Purchaser or Sellers, if any Seller consummates one or more Alternative Transactions.

8.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void without any further action by any Person and no Party or any of its partners, officers, directors, managers, employees, managers, Advisors or equityholders will have any Liability under this Agreement; provided that Section 6.2(b), Section 6.2(c), this Section 8.2 and Article X shall survive any such termination. Subject to Section 10.12, nothing in this Section 8.2 will be deemed to impair the right of any Party to be entitled to specific performance or other equitable remedies to enforce specifically the terms and provisions of this Agreement.

ARTICLE IX

TAXES

9.1 Transfer Taxes. Any sales, use, value-added, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges payable by reason of the sale of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated hereby (excluding, for the avoidance of doubt, income taxes of Sellers) (the “Transfer Taxes”) shall be borne and timely paid by Purchaser with respect to any Transfer Taxes, and Purchaser shall timely file all Tax Returns related to any Transfer Taxes. Purchaser and Sellers will use commercially reasonable efforts and cooperate in good faith to exempt the transactions contemplated hereby from any Transfer Taxes to the extent allowed under applicable Law.

9.2 Cooperation. Purchaser and Sellers shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Action, audit, litigation or other proceeding with respect to Taxes.

9.3 Preparation of Tax Returns and Payment of Taxes.

(a) Except as otherwise provided by Section 9.1, Sellers shall prepare and timely file (i) all Tax Returns with respect to the Acquired Assets for any Tax period ending on or before the Closing Date and (ii) all income Tax Returns of Sellers.

(b) Purchaser shall prepare and timely file all Tax Returns with respect to the Acquired Assets that are not addressed by Section 9.3(a), except with respect to Excluded Taxes (with Purchaser not being obligated to pay any Excluded Taxes).

(c) Purchaser and the applicable Sellers agree to utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting for the Transferred Employees.

(d) Sellers and Purchaser agree to treat, for U.S. federal and applicable state and local income tax purposes, the transactions contemplated by this Agreement as a taxable sale of assets by Sellers and a taxable purchase of assets by Purchaser, and none of Purchaser, any Seller or any of their respective Affiliates shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Tax Code (or any similar provision of state, local or foreign law).

ARTICLE X

MISCELLANEOUS

10.1 Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers. Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such Party prior to the Closing) of the Parties set forth in this Agreement, the other Transaction Agreements or in any other document contemplated hereby or thereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing. Each covenant and agreement that explicitly contemplates performance after the Closing, will, in each case and to such extent, expressly survive the Closing until fully performed in accordance with its terms, and nothing in this Section 10.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. Purchaser and Seller Parties acknowledge and agree, on their own behalf and on behalf of Purchaser’s Affiliates or Seller Parties, as the case may be, that the agreements contained in this Section 10.1 (a) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing in accordance with its terms and (b) are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 10.1, none of the Parties would enter into this Agreement. Purchaser hereby waives all rights and remedies with respect to any environmental, health or safety matters, including those arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or any other Environmental Laws, relating to this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby.

10.2 Expenses. Whether or not the Closing takes place, except as otherwise provided herein or in the Sale Order, all fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will be paid by the Party incurring such fees, costs and expenses; it being acknowledged and agreed that all Transfer Taxes will be allocated pursuant to Section 9.1.

10.3 Notices. Except as otherwise expressly provided herein, all notices, demands, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail if transmitted prior to 5:00 P.M. (local time of the recipient) on a Business Day and otherwise on the next Business Day after transmittal, (c) or on the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

Notices to Purchaser:

LumLiq2, LLC

2350 W O Smith Street

Lawrenceburg, TN 38464

Attention:  Jill Witter

Email: jwitter@parkstm.com

with a copy to (which shall not constitute notice):

Dentons US LLP

100 Crescent Court, Suite 900

Dallas, TX 75201

Attention:  Toni Weinstein

Samuel R. Maizel

Email: toni.weinstein@dentons.com

samuel.maizel@dentons.com

Notices to Sellers:

LL Flooring Holdings, Inc.

4901 Bakers Mill Lane

Richmond, VA 23230

Attention:  Alice G. Givens

Email:    AGivens@llflooring.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:  Richard Grossman

Maxim Mayer-Cesiano

Email: Richard.Grossman@skadden.com

   Maxim.MayerCesiano@skadden.com

10.4 Binding Effect; Assignment. This Agreement shall be binding upon Purchaser and, subject to the entry and terms of the Sale Order, Sellers, and shall inure to the benefit of and be so binding on the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Cases or any successor Chapter 7 cases; provided that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by any Party without the prior written consent of Purchaser and Sellers, and any attempted assignment or delegation without such prior written consent shall be null and void; provided, however, that the rights of Purchaser under this Agreement may be assigned by Purchaser, in whole or in part, without the prior written consent of Sellers to one or more of Purchaser’s Affiliates; provided, further, that Sellers may assign some or all of their rights or delegate some or all of their obligations hereunder to successor entities pursuant to a plan of reorganization confirmed by the Bankruptcy Court.

10.5 Amendment and Waiver. Any provision of this Agreement or the Schedules or exhibits hereto may be (a) amended only in a writing signed by Purchaser and Sellers or (b) waived only in writing executed by the Person against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default. Furthermore, neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

10.6 Third-Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties and their permitted successors and assigns any legal or equitable right, remedy, cause of action or claim under or with respect to this Agreement or any provision of this Agreement.

10.7 Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any Party will have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the parties to this Agreement or for any Agreement Dispute.

10.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law so as to produce as near as may be the economic result intended by the parties hereto, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to eliminate such invalidity, illegality or incapability of enforcement and to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.9 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

10.10 Schedules. The Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided that each section of the Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Schedules to which its relevance is reasonably apparent on its face, and any disclosure in the Schedules will be deemed a disclosure against any representation or warranty set forth in this Agreement to which its relevance is reasonably apparent on its face, without the need for repetition or cross-reference. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Schedules or the attached exhibits: (a) shall not be construed to mean that such information is required to be disclosed by this Agreement; (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item; (c) with respect to the enforceability of contracts with third-parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third-parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proffer of accuracy, be admissible against any Party by any Person who is not a Party, or give rise to any claim or benefit to any Person who is not a Party; and (d) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. No Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Schedules or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened or would constitute a “Material Adverse Effect” or is within or outside of the Ordinary Course. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Schedules will be deemed to broaden in any way the scope of the Parties’ representations, warranties, obligations, covenants, conditions or agreements contained herein. The information contained in this Agreement, in the Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of Contract.

10.11 Complete Agreement. This Agreement (including the Schedules and the attached exhibits), together with the Confidentiality Agreement and the other Transaction Agreements expressly referred to herein or therein, contains the entire agreement of the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated hereby and thereby and supersedes all prior agreements among the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement and the other Transaction Agreements. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parole evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

10.12 Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches, or threatened breaches, of this Agreement and to enforce specifically the terms and provisions hereof and its rights hereunder in the courts described in Section 10.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, or other rights and remedies existing in its favor at law or in equity, and (b) the right of specific performance, injunctive relief and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Sellers nor Purchaser would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 will not be required to provide any bond or other security in connection with any such Order. The remedies available to Sellers pursuant to this Section 10.12 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Seller from seeking to collect or collecting damages. If, prior to the Outside Date, any Party brings any action, in each case in accordance with Section 10.13, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date will automatically be extended (i) for the period during which such action is pending, plus ten Business Days or (ii) by such other time period established by the court presiding over such action, as the case may be. In no event will this Section 10.12 be used, alone or together with any other provision of this Agreement, to require any Seller to remedy any breach of any representation or warranty made by any Seller herein.

10.13 Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any Action of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal theory under which any Liability or obligation may be sought to be imposed, whether sounding in contract or in tort or under statute, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of, or related to this Agreement or the other Transaction Agreements or the negotiation, execution or performance of this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby and any questions concerning the construction, interpretation, validity and enforceability of this Agreement or the other Transaction Agreements (each, an “Agreement Dispute”) brought by any other Party or its successors or assigns will be brought and determined only in (a) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken or (b) if the Bankruptcy Court is unwilling or unable to hear such Action, in the United States federal courts for the District of Delaware (the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any Agreement Dispute. Each of the Parties agrees not to commence any Agreement Dispute except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any Order, decree or award rendered by any Chosen Courts, and no Party will file a motion to dismiss any Agreement Dispute filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Court, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of any Agreement Dispute. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

10.14 Governing Law; Waiver of Jury Trial.

(a) Except to the extent of the mandatory provisions of the Bankruptcy Code, this Agreement and any Agreement Dispute will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY AGREEMENT DISPUTE. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH AGREEMENT DISPUTE WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY AGREEMENT DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 No Right to Set-off. Purchaser, on its own behalf and on behalf of its Affiliates and their respective successors and permitted assigns, hereby waives any rights of set-off, netting, offset, recoupment or similar rights that Purchaser, or any of its Affiliates or any of its or their respective successors and permitted assigns have or may have with respect to the payment of the Purchase Price or any other payments to be made by Purchaser pursuant to this Agreement, the Transaction Agreements or any other document or instrument delivered by Purchaser or any of their respective Affiliates in connection herewith.

10.16 Counterparts and PDF. This Agreement, the other Transaction Agreements and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party hereto or thereto, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of electronic signature (including signature via DocuSign or similar services), a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page to this Agreement or any agreement or instrument contemplated hereby, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature. At the request of any Party or pursuant to any such Transaction Agreement, each other Party hereto or thereto will re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such other Transaction Agreement will raise the use of a .PDF, DocuSign or other electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of .PDF, DocuSign or other electronic transmission as a defense to the formation of a Contract and each such party forever waives any such defense.

10.17 Publicity. No Party or any of its Affiliates shall issue, and shall cause its Advisors not to issue, any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably conditioned, withheld or delayed, unless, in the reasonable judgment of Purchaser or Sellers, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or Sellers (or their respective Affiliates) lists securities; provided that the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Party with respect to the text thereof. Notwithstanding anything to the contrary in this Agreement, nothing shall restrict or prohibit (a) Sellers or their Affiliates from communicating with their respective employees, customers, suppliers or other business relations to the extent that such communications consist solely of, or are otherwise consistent in all material respects with previous press releases, public disclosures or public statements made by any Party hereto in accordance with this Agreement to the extent such disclosure is still accurate in all material respects (and not misleading) or (b) Purchaser or its Affiliates from making any announcement or communications to its employees, in each case, subject to the terms of the Confidentiality Agreement.

10.18 Bulk Sales Laws. The Parties intend that pursuant to section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any Encumbrances in the Acquired Assets including any liens or claims arising out of the bulk transfer laws except Permitted Encumbrances, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

10.19 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.20 Sellers’ Representative. Each Party agrees that the Company has the power and authority to unilaterally act on behalf of all or any of Sellers for the purposes expressly specified under this Agreement. Such power will include the power to make all decisions, actions, consents and determinations on behalf of Sellers, including to make any waiver of any Closing condition or agree to any amendment to this Agreement. No Seller shall have any right to object, dissent, protest or otherwise contest the same. Purchaser shall be entitled to rely on any action or omission taken by the Company on behalf of Sellers.

ARTICLE XI

ADDITIONAL DEFINITIONS AND INTERPRETIVE MATTERS

11.1 Certain Definitions.

“Action” means any action, claim (including a counterclaim, cross-claim or defense), complaint, summons, suit, litigation, arbitration, third-party mediation, audit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, dispute, hearing, inquiry, inquest, audit, examination or investigation, of any kind whatsoever, regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, tribunal or arbitrator.

“Advisors” means, with respect to any Person, any directors, officers, members, shareholders, equity holders, manager, partners, employees, contractors, subcontractors, investment bankers, financial advisors, accountants, auditors, agents, attorneys, consultants or other representatives of such Person.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management, affairs and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Alternative Transaction” means any transaction (or series of transactions), whether direct or indirect, whereby any Person or group of Persons (other than Sellers and their Affiliates or Purchaser and its Affiliates) acquires a material portion of the Acquired Assets, in each case whether by merger, sale of assets or equity, recapitalization, plan of reorganization or otherwise. Notwithstanding the foregoing, neither (i) a liquidation or wind-down of Sellers’ estates nor (ii) one or more Sellers engaging in a transaction or transactions to divest all or any portion of the Excluded Assets, shall be an Alternative Transaction.

“Business” means any and all ordinary course business or commercial activities or operations of any kind that are conducted by any of Sellers.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are authorized or required by Law to be closed.

“Cash and Cash Equivalents” means all of Sellers’ cash (including checks and deposits in transit, money markets or similar accounts), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held and net of uncleared checks or drafts.

“Confidentiality Agreement” means that certain letter agreement, dated July 11, 2024, between the Company and F9 Brands, Inc., an Affiliate of Purchaser.

“Consent” means any approval, consent, ratification, permission, waiver or authorization, or an Order of the Bankruptcy Court that deems or renders unnecessary the same.

“Contract” means any written or oral contract, indenture, note, bond, lease, sublease, mortgage, agreement, guarantee or other agreement that is legally binding upon a Person or its property, in each case, other than a purchase order, service order or sales order.

“Cure Costs” means, with respect to any Contract, the amount required to be paid with respect to such Contract to cure all monetary defaults under such Contract to the extent required by section 365(b) of the Bankruptcy Code.

“Deposit Escrow Agent” means Wilmington Savings Fund Society, FSB.

“DIP Encumbrances” means any Encumbrances on the property pursuant to the Senior Secured Super-Priority Debtor-In-Possession Credit Agreement and any related exhibits and schedules.

“Documents” means all of Sellers’ written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies and documents, Tax Returns, ledgers, journals, title policies, customer and supplier lists, vendor and supplier lists and associated information, cost, pricing and sales data, mailing lists regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), advertising and marketing documentation (samples, artwork, photography, images, videos, copy, catalogues, brand books, drawings, sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, and user names, passwords and credentials used to access, use, manage, maintain or renew any of the foregoing, in each case whether in written or electronic form or any other medium.

“Encumbrance” means any lien (as defined in section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in section 101(5) of the Bankruptcy Code), charge, mortgage, deed of trust, option, pledge, security interest or similar interests, hypothecations, easements, rights of way, licenses, encroachments, conditional sale or other title retention agreements and other similar restrictions on transfer or use.

“Environmental Laws” all applicable Laws concerning pollution or protection of the environment and natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et. seq., and similar Laws.

“Equipment” means any and all equipment, computers, furniture, furnishings, artwork, fixtures, supplies, Vehicles, network storage infrastructure, network racks, servers, laptops and other physical IT infrastructure components, equipment (including computer equipment) and hardware, and all other fixed assets.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Inventory” means all inventory (including materials, supplies, component parts, spare parts, work in process, finished goods and goods in transit and other property) owned or used (or held for use) by any of Sellers, located at any Excluded Store.

“Excluded Stores” means the leased real property that is not an Acquired Leased Real Property.

“Excluded Taxes” means any Liability, obligation or commitment, whether or not accrued, assessed, or currently due and payable, for any: (i) Taxes imposed on or payable by any Seller or its respective Affiliates for any Tax period (including any Taxes required to be withheld from the Purchase Price or any other payments or consideration payable to any Sellers hereunder pursuant to Section 1.5); (ii) Taxes imposed with respect to any of the Acquired Assets, any of the Assumed Liabilities or the Business for any Pre-Closing Tax Period; (iii) Taxes imposed on or with respect to any of the Excluded Assets or any of the Excluded Liabilities for any Tax period; (iv) any Transfer Taxes for which Sellers are responsible pursuant to Section 9.1; and (v) Taxes imposed on Purchaser or any of its Affiliates as a transferee or successor to any Seller or its respective Affiliates by operation of Law; provided that Excluded Taxes shall not include any Transfer Taxes for which Purchaser is responsible pursuant to Section 9.1.

“Fixed Amount” means one million dollars ($1,000,000).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authorization” means any permit, license, certificate, approval, consent, permission, clearance, designation, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” means any government, quasi-governmental entity, administrative, taxing or regulatory authority, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, municipal, state, provincial, territorial or local, or any agency, branch, department, board, bureau, official, commission entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.

“Hazardous Substance” means (a) any pollutants, chemicals, contaminants, wastes or toxic, infectious, carcinogenic, reactive, radioactive, corrosive, ignitable, flammable or otherwise hazardous substances or materials, whether solid, liquid or gas, that are subject to regulation, control or remediation, or defined, under any Environmental Laws and (b) asbestos in any form, urea formaldehyde, polychlorinated biphenyls, radon gas, mold, crude oil or any fraction thereof, all forms of natural gas, petroleum, petroleum products, petroleum by-products, petroleum derivatives, petroleum breakdown products and per- and polyfluoroalkyl substances.

“Intellectual Property” means any and all intellectual or industrial property and any and all right, title and interest therein or thereto, including any and all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) patents, patent applications and patent or invention disclosures; (b) trademarks, service marks, brand names, trade dress, slogans, logos, corporate names, Internet Domain Names and other indicia of origin, together with all goodwill associated with each of the foregoing (collectively, “Marks”); (c) copyrights, works of authorship, design rights and moral rights; (d) trade secrets, know-how and confidential information (collectively, “Trade Secrets”); (e) rights in Software and other Technology; (f) rights drawings, schematics and other technical plans; (g) rights of privacy, publicity, personality and similar rights; (h) rights in copies and tangible embodiments of all of the foregoing (in whatever form or medium); (i) rights in or relating to registrations, renewals, reversions, extensions, combinations, divisions, and reissues of, and applications for, any of the foregoing; and (j) all other intellectual property, proprietary rights and industrial property and rights therein or arising therefrom.

“Inventory” means all inventory (including materials, supplies, component parts, spare parts, work in process, finished goods and goods in transit and other property) owned or used (or held for use) by any of Sellers, located solely at each of: (i) each of the Acquired Real Property Leases locations; (ii) the DC; (iii) in transit to any of the Acquired Real Property Lease locations or the DC; or (iv) facilities operated or controlled by Pennwood Products, Framerica or their respective Affiliates.

“Inventory Price” means 57% of landed cost value of the Acquired Inventory located at the DC, the Acquired Leased Real Property locations or facilities operated or controlled by Pennwood Products, Framerica or their respective Affiliate (it being understood that the Reserved Inventory shall be excluded from the Acquired Inventory for the purpose of determining the Inventory Price).

“knowledge,” with respect to Party, means, with respect to the matter in question, the actual knowledge of such Party’s executive officers as of the date hereof, without obligation of inquiry.

“Law” means any federal, state, provincial, local, municipal, foreign or international, multinational or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, Order, directive, pronouncement, determination, decision, opinion or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leasehold Improvements” means all buildings, structures, improvements and fixtures which are owned, leased or used, or held for use, by a Seller and located on any Acquired Real Property Lease location or the DC, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the lease for such location.

“Liability” means, as to any Person, any debt, adverse claim, lien, damages, liability, duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, secured or unsecured, liquidated or unliquidated, vested or unvested or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

“Material Adverse Effect” means any material adverse effect on the financial condition or results of operations of the Acquired Assets and Assumed Liabilities, taken as whole; provided that none of the following (or consequences thereof), either alone or in combination, shall constitute, or be taken into account in determining whether or not there has been, a Material Adverse Effect: (a) any matter, event, change, development, occurrence, circumstance or effect (each, an “Effect”) in, arising from or relating to general business or economic conditions affecting the industry in which Sellers and their Affiliates operate; (b) Effects in, arising from or relating to national or international political or social conditions, including tariffs, civil protests, riots, protests, the engagement by the United States or other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist (whether or not state-sponsored) attack upon the United States or any other country, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, asset, Equipment or personnel of the United States or of any other country; (c) Effects in, arising from or relating to any fire, flood, hurricane, earthquake, tornado, windstorm, other calamity or act of God, global or national health concern, epidemic, pandemic (whether or not declared as such by any Governmental Body), outbreak of illness or public health event (whether human or animal), viral outbreak (including coronavirus or COVID-19 or the worsening thereof) or any quarantine or trade restrictions related thereto or any other force majeure; (d) Effects in, arising from, or relating to financial, banking, securities or currency markets (including (A) any disruption of any of the foregoing markets, (B) any change in currency exchange rates, and (C) any decline or rise in the price of any security, commodity, Contract or index); (e) Effects in, arising from or relating to changes in, GAAP occurring after the date hereof; (f) Effects in, arising from or relating to changes in Laws or other binding directives or determinations issued or made by or agreements with any Governmental Body occurring after the date hereof; (g) Effects in, arising from or relating to (i) the taking of any action at the written request of Purchaser or its Affiliates, (ii) the failure to take any action if such inaction is requested in writing by Purchaser, (iii) Purchaser’s failure to consent to any of the actions restricted in Section 6.1 or (iv) the announcement, consummation or pendency of this Agreement or the transactions contemplated hereby, the identity, nature or ownership of Purchaser with respect to the Acquired Assets and Assumed Liabilities, including the impact thereof on the relationships, contractual or otherwise, of the Business with employees, customers, lessors, suppliers, vendors, or other commercial partners or Governmental Bodies or litigation arising from or relating to this Agreement or the transactions contemplated hereby; (h) Effects in, arising from, or relating to any existing event, occurrence or circumstance that is set forth in the Schedules or any matter set forth in any public filings with the Bankruptcy Court prior to the date hereof; (i) Effects that arise from any seasonal fluctuations in the Business; (j) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans or predictions (whether or not shared with Purchaser or its Affiliates or Advisors) (provided, that this clause (j) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect, unless such Effect is otherwise excepted by this definition); (k) the Effect of any action taken by Purchaser or their its Affiliates with respect to the transactions contemplated by this Agreement or the financing thereof or any breach by Purchaser of this Agreement; (l) the matters set forth on the Schedules and any changes or developments in, or Effects or results arising from or relating to, matters set forth on the Schedules; or (m) the pendency of the Bankruptcy Cases; provided, however, that, in the case of clauses (a), (b), (c), (d), (e) or (f), such Effects shall be taken into account in determining whether any such material adverse effect has occurred to the extent that any such Effect has a material and disproportionate adverse effect on the Acquired Assets and the Assumed Liabilities, taken as a whole, relative to similar assets and liabilities, in a similar industry or market.

“Order” means any order, injunction, order, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body, including any order entered by the Bankruptcy Court in the Bankruptcy Cases (including the Sale Order).

“Ordinary Course” means the ordinary and usual course of operations of the Business, taken as a whole, consistent with past practice and taking into account the contemplation, commencement and pendency of the Bankruptcy Cases.

“Permitted Encumbrances” means (a) Encumbrances for utilities and Taxes not yet due and payable, being contested in good faith or the nonpayment of which is permitted or required by the Bankruptcy Code where such Encumbrance will be released from the Acquired Assets pursuant to the Bankruptcy Code at Closing or otherwise upon the transfer of such Acquired Asset pursuant to Section 1.5, (b) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Acquired Assets which do not, individually or in the aggregate, materially and adversely affect the operation of the Business or the applicable Acquired Assets and, in the case of the Acquired Leased Real Property, which do not, individually or in the aggregate, materially and adversely affect the use or occupancy of such Acquired Leased Real Property, (c) applicable zoning Laws, building codes, land use restrictions and other similar restrictions presently or hereafter imposed by Law which are not violated by the current use or occupancy of such Acquired Leased Real Property, as applicable, (d) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory Encumbrances incurred in the Ordinary Course after the Petition Date for amounts not yet due and payable, (e) non-exclusive licenses of Intellectual Property granted in the Ordinary Course, (f) any Encumbrances set forth on Schedule 11.1, and (g) solely prior to Closing, any Encumbrances that will be removed or released by operation of the Sale Order.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, organization, estate, Governmental Body or other entity or group.

“Personal Information” means, in addition to any information protected under Sellers’ published privacy policies or applicable Laws concerning privacy or data security as “personal information,” “personally identifiable information,” “PII” or similar, any information that identifies or could reasonably be used to identify an individual, including an individual’s name, address, telephone number, fax number, email address, social security number or other identifier issued by a Governmental Body (including any state identification number, driver’s license number, or passport number), geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers, or any other browser- or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Reserved Inventory” means all Inventory that is reserved by Sellers in connection with the fulfillment of any Existing Customer Deposits relative to sales within the Acquired Leased Real Property.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

“Sale Motion” means the Motion of Debtors for Entry of Orders (I) Approving (A) Form Asset Purchase Agreement, (B) Form and Manner of Notice of Sale, Auction, and Sale Hearing, and (C) Assumption and Assignment Procedures; (II) Scheduling Auction and Sale Hearing; (III) Approving (A) Sale of Substantially all of Debtors’ Assets Free and Clear of Liens, Claims, Interests, and Encumbrances and (B) Assumption and Assignment of Executory Contracts and Unexpired Leases; and (IV) Granting Related Relief Docket No. 44 filed with the Bankruptcy Court on August 12, 2024.

“Sale Order” means an Order of the Bankruptcy Court in form and substance satisfactory to the Parties in all respects approving this Agreement and authorizing Sellers to undertake the transactions contemplated hereunder, including pursuant to sections 363 and 365 of the Bankruptcy Code.

“Seller Intellectual Property” means any and all Intellectual Property owned (or purported to be owned), in whole or in part, by any Seller, which includes but is not limited to the VFI Software for traceability and testing.

“Seller IP Rights” means any and all rights, title or interests of any Seller under any Intellectual Property of any other Person.

“Seller Parties” means each Seller and its former, current or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled Persons, managers, agents, Advisors, successors or permitted assigns.

“Seller Plan” means each (a) employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (c) stock option, stock purchase, stock appreciation right or other equity or equity-based agreement, program or plan, (d) employment, individual consulting, severance or retention agreement or (e) bonus, incentive, deferred compensation, profit-sharing, retirement, post-termination health or welfare, vacation, severance or termination pay, fringe or any other compensation or benefit plan, program, policy, Contract, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by Sellers or to which any Seller is obligated to contribute or with respect to which any Seller has any Liability.

“Software” means any and all (a) computer programs, applications, code and other software, including any and all software algorithms, assemblers, applets, compilers, firmware, middleware, interfaces, applications, utilities, tools, and diagnostics, databases, compilations of data, and embedded systems, as well as fixes, upgrades, updates, enhancements, and past and future versions and releases, whether in source code, executable code or object code form, and any documentation (including user and installation manuals and training software) relating to the foregoing; (b) work product used to design, plan, organize and develop any of the foregoing; and (c) source code annotations relating to any of the foregoing.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company or other entity of which a majority of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body or Person thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

“Tax” or “Taxes” means, whether disputed or not, any federal, state, provincial, territorial, local, non-U.S. or other income, gross receipts, capital stock, franchise, profits, withholding, social security, employment, unemployment, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, import, export, alternative minimum, estimated and other taxes, duties, assessments or other charges in the nature of a tax, including any interest, penalty or addition thereto.

“Tax Action” means any audit, examination, contest, litigation or other Proceeding by or against any taxing authority or otherwise with respect to or relating to Taxes.

“Tax Code” means the United States Internal Revenue Code of 1986.

“Tax Return” means any return, declaration, election, notice, designation, claim for refund, report, statement or information return relating to Taxes filed or required to be filed with a Governmental Body, including any schedule or attachment thereto, and including any amendments thereof.

“Technology” means any and all (a) technology, formulae, algorithms, procedures, processes, methods and methodologies, models, techniques, know-how, creations, concepts, inventions, discoveries, improvements, and invention disclosures (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (c) customer lists, customer contact (email and postal) and registration information, sales and pricing data, supplier records and vendor data, business plans, forecasts, customer correspondence and customer purchasing histories; (d) specifications, designs, models, devices, prototypes, samples, schematics and development tools; (e) Software, websites, user interfaces, content, images, flow charts, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, blueprints, drawings, reports, analyses, writings and other works of authorship; (f) databases and other compilations and collections of data or information, data, computer data, disks, diskettes, and other technical, financial, employee or business information or data; (g) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); (h) social media and mobile communications accounts, identifiers, user names, handles or short code designations (“Social Media”) and (i) Trade Secrets.

“Transaction Agreements” means this Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Trademark Assignment Agreement, the Copyright Assignment Agreement, the Transition Services Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement.

“Transition Services Agreement” means a two way transition services agreement by and between the Purchaser and Sellers.

“Vehicles” means all machines used for transporting people and/or goods, including automobiles, trucks, trailers and fork lifts.

11.2 Index of Defined Terms.

Accrued PTO	35
Acquired Assets	1
Acquired Inventory	3
Acquired Leased Real Property	2
Acquired Real Property Leases	2
Action	54
Advisors	54
Affiliate	54
Agreement	1
Agreement Dispute	51
Allocation	13
Allocation Objection Notice	13
Alternative Transaction	54
Assigned Contracts	2
Assumed Cure Costs	8
Assumed Liabilities	7
Auction	8
Audited Financial Statements	16
Available Contracts	8
Bankruptcy Cases	1
Bankruptcy Code	1
Bankruptcy Court	1
Bankruptcy Court Order	27
Bill of Sale and Assignment and Assumption
Agreement	12
Business	54

Business Day	54
Business Employee	34
Cash and Cash Equivalents	54
Chosen Courts	51
Closing	12
Closing Date	12
Company	1
Confidentiality Agreement	54
Consent	54
Contract	55
Copyright Assignment Agreement	12
Cure Costs	55
Dataroom	24
DC	2
Deposit	1
Deposit Escrow Agent	55
Designation Rights Period	8
DIP Encumbrances	55
Documents	55
Domain Names	61
Effect	58
Encumbrance	55
Enforceability Exceptions	15
Environmental Laws	55
Environmental Permits	19
Equipment	55

ERISA	55
Estimated Inventory Count	11
Excluded Assets	5
Excluded Contracts	5
Excluded Fork Lifts	41
Excluded Inventory	55
Excluded Liabilities	7
Excluded Stores	56
Excluded Taxes	56
Existing Customer Deposits	5
Express Representations	24
Financial Statements	16
Fixed Amount	56
Fundamental Representations	42
GAAP	56
Governmental Authorization	56
Governmental Body	56
Guaranteed Obligations	39
Guarantor	1
Hazardous Substance	56
Indebtedness	30
Independent Arbiter	14
Information Presentation	24
Insurance Policies	3
Intellectual Property	56
Inventory	57
Inventory Count	11
Inventory Price	57
knowledge	57
Law	57
Leasehold Improvements	57
Liability	57
Marks	56
Material Adverse Effect	50, 58
Material Contract	17
Material Supplier	23
Order	59
Ordinary Course	59
Outside Date	44
Paid PTO	35
Parties	1
Party	1
Permits	19
Permitted Encumbrances	59
Person	59

Personal Information	59
Petition Date	1
Pre-Closing Tax Period	59
Projections	39
Proposed Allocation	13
Purchase Price	10
Purchaser	1
Purchaser Plans	35
Real Property Appurtenances	2
Representative Stores	11
Reserved Inventory	60
Sale Hearing	60
Sale Motion	60
Sale Order	60
Seller	1
Seller Intellectual Property	60
Seller IP Rights	60
Seller Parties	60
Seller Plan	60
Sellers	1
Social Media	62
Software	60
Subsidiaries	61
Subsidiary	61
Tail Policy	24
Tax	61
Tax Action	61
Tax Code	61
Tax Consideration	13
Tax Return	61
Taxes	61
Technology	61
Trade Secrets	57
Trademark Assignment Agreement	12
Transaction Agreements	62
Transfer Offer	34
Transfer Taxes	45
Transferred Employees	34
Transition Services Agreement	62
Unaudited Financial Statements	16
Vehicles	62
Wind-Down End Date	41

11.3 Rules of Interpretation. Unless otherwise expressly provided in this Agreement, the following will apply to this Agreement, the Schedules and any other certificate, instrument, agreement or other document contemplated hereby or delivered hereunder.

(a) Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP consistently applied. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or” unless expressly indicated otherwise.

(d) The words “to the extent” shall mean “the degree by which” and not simply “if.”

(e) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.

(f) Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(g) The word “will” will be construed to have the same meaning and effect as the word “shall.” The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(h) All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(i) All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(j) Any document or item will be deemed “delivered,” “provided” or “made available” by Sellers, within the meaning of this Agreement if such document or item is (i) included in the Dataroom prior to the date of this Agreement, or (ii) actually delivered or provided physically or electronically to Purchaser or any of Purchaser’s Advisors.

(k) Any reference to any agreement or Contract will be a reference to such agreement or Contract, as amended, modified, supplemented or waived.

(l) Any reference to any particular Bankruptcy Code or Tax Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Bankruptcy Code or Tax Code section or Law, the reference to such Bankruptcy Code or Tax Code section or Law means such Bankruptcy Code or Tax Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

(m) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and assigns, but only if such successors and assigns are not prohibited by this Agreement.

(n) A reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of date first written above.

PURCHASER:

LUMLIQ2, LLC, a Delaware limited liability company

By:	/s/ Thomas D. Sullivan
	Name:	Thomas D. Sullivan
	Title:	Chairman

FOR PURPOSES OF SECTION 6.9 ONLY:

F9 INVESTMENTS, LLC,
a Florida limited liability company

By:	/s/ Thomas D. Sullivan
	Name:	Thomas D. Sullivan
	Title:	Sole Member

Signature Page to Asset Purchase Agreement

SELLERS:

LL FLOORING HOLDINGS, INC., a Delaware corporation

By:	/s/ Alice G. Givens
	Name:	Alice G. Givens
	Title:	Chief Legal, Ethics and Compliance Officer

LL FLOORING, INC.

By:	/s/ Alice G. Givens
	Name:	Alice G. Givens
	Title:	Chief Legal, Ethics and Compliance Officer

LUMBER LIQUIDATORS LEASING, LLC

By:	/s/ Alice G. Givens
	Name:	Alice G. Givens
	Title:	Chief Legal, Ethics and Compliance Officer

LL FLOORING SERVICES, LLC

By:	/s/ Alice G. Givens
	Name:	Alice G. Givens
	Title:	Chief Legal, Ethics and Compliance Officer

LUMBER LIQUIDATORS FOREIGN HOLDINGS, LLC

By:	/s/ Alice G. Givens
	Name:	Alice G. Givens
	Title:	Chief Legal, Ethics and Compliance Officer

Signature Page to Asset Purchase Agreement